UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Owens Corning

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NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

Thursday, April 14, 2022

9 a.m. Eastern Time

Virtual Meeting

webcast at www.virtualshareholdermeeting.com/OC2022

A LETTER TO ALL OF OUR SHAREHOLDERS

BRIAN CHAMBERS

Chair and Chief Executive Officer

“2021 was a year of tremendous
accomplishment and record
results for Owens Corning. We
believe the best is in front of us
as we continue to unlock the full
potential of our company and the
opportunities that it creates for
all of our stakeholders.”

2021 was a year of tremendous accomplishment and record results for Owens Corning. Like most companies around the world, we faced several challenges throughout the year - the continuing pandemic, supply chain disruptions, significant inflation, and other regional events - all requiring creativity and adaptability for our company to succeed. Through it all, our global teams continued to elevate their performance, overcoming these challenges that impacted our businesses and markets, to consistently deliver on our financial targets, generate growth in our key products and geographies, and outperform the markets we serve.

These challenges also revealed the value of our purpose: Our people and products make the world a better place. This purpose is our true north, echoing our heritage and guiding our way forward. Along with our company values, it is fundamental to our mission: To build a sustainable future through material innovation. This foundation inspires our work and drives our achievements.

AN OUTSTANDING YEAR

Owens Corning delivered an outstanding year in 2021. We achieved record revenue with strong earnings and capped the year with a sixth-consecutive quarter in which all three of our businesses delivered double-digit EBIT[1] margins. We also delivered record free cash flow, positioning us favorably to drive future investment. We capitalized on strong markets with outstanding commercial and operational execution that enabled us to grow with our customers and outperform the market. And, we delivered substantial returns to our shareholders.

In pursuing these achievements, we never compromised on our unconditional commitment to safety. Throughout the pandemic, we have observed enhanced operating protocols to assure the safety and well-being of our employees and their families, as well as customers and suppliers. We sustained a high level of safety performance in 2021, finishing the year with a 0.59 recordable incident rate.

But 2021 was not just a year of outstanding operating performance; it was also one in which we advanced a number of strategies and initiatives to accelerate growth and unlock the full potential of our company.

BUILDING A SUSTAINABLE FUTURE THROUGH MATERIAL INNOVATION

During our 2021 Investor Day, we outlined our enterprise strategy to drive continued growth and performance. This strategy redefines where we play to significantly expand our addressable market and leverages our core innovation strengths and sustainability leadership.

At the heart of our strategy are three priorities: strengthening our position in core building and construction products, expanding our multi-material systems offering, and developing prefabricated building envelope solutions. Supported by key secular trends, this strategy significantly expands our current growth potential and utilizes our unique enterprise capabilities to create additional value for our customers and shareholders.

Ultimately, we are building Owens Corning for the future by:

•  Strengthening our market leadership in building and construction applications

•  Broadening our sustainability leadership by investing in customer and circular economy solutions

•  Accelerating product and process innovation with our material science, manufacturing, and market expertise

•  Expanding into new product lines and material solutions to increase our addressable market

•  And delivering above-market growth with a target of increasing revenues to $10 billion by 2024

[1]	Earnings before interest and taxes.

ACCELERATING INNOVATION

Product innovation and material science are fundamental to helping our customers and strengthening our competitive positions. We expect our strategy to provide us the opportunity to expand our total addressable market by five times, to approximately $200 billion. The value of our material science and functional design expertise was evident last year as we further accelerated new product and systems, launching approximately 30% more new products in our company that will continue to propel our growth going forward.

Further recognizing how critical innovation is to our growth strategy, in 2021 we appointed Dr. José Méndez-Andino to the newly created role of Chief Research and Development Officer with oversight of product and systems innovation across our three major businesses and leadership of enterprise R&D capabilities. Dr. Méndez-Andino and his team are committed and equipped to advance our efforts to solidify our competitive advantages and ensure that we help our customers win and grow in the market.

SUSTAINABILITY LEADERSHIP CREATING GROWTH OPPORTUNITIES

At Owens Corning, sustainability is core to who we are and how we operate. Nearly two decades into our journey, we continued to broaden our leadership with new investments in customer and circular economy solutions in 2021. Today, we generate more than 60 percent of our revenue from energy-saving and renewable energy products. We have reduced our greenhouse gas emissions by 60 percent from our peak year in 2007. We have also set ambitious 2030 goals to double the positive impact of our products, halve the negative impact of our operations, and enhance our social impact through commitments to health and safety, inclusion and diversity, and our communities.

We are proud to have earned numerous ESG-related accolades in 2021, including topping the 100 Best Corporate Citizens list for an unprecedented third year in a row and earning a position on the Dow Jones Sustainability Index for a 12th consecutive year.

INVESTING IN TALENT AS A COMPETITIVE ADVANTAGE

None of our accomplishments would be possible without our greatest asset – our 20,000 employees across the world. I believe we have the best team in the industry. Our people worked harder and more creatively than ever last year, facing into our challenges to deliver an outstanding year.

Throughout the year, we continued to invest in our talent by building the capabilities and leadership pipeline to help ensure long-term success. And we strengthened our competitive advantage by fostering an inclusive and diverse culture that fully values and incorporates the perspectives of all our people.

OUR PEOPLE AND PRODUCTS MAKE THE WORLD A BETTER PLACE

Each of our accomplishments in 2021 was a shared achievement – and a testament to how we are living our purpose daily as our people and products make the world a better place. Our team is energized by new opportunities to help our customers win in the market, to grow our company, to make a difference in the communities where we work and live, and deliver additional value to our shareholders.

We are proud of the work we have accomplished over the past several years. While 2021 was a step-change on our journey, we believe the best is in front of us as we continue to unlock the full potential of our company and the opportunities that it creates for all of our stakeholders.

In closing, I invite you to join us for our virtual Annual Meeting of Shareholders at 9 a.m. ET on April 14, 2022. On this date, you may access the meeting at: www.virtualshareholdermeeting.com/OC2022.

In the meantime, on the behalf of our Board of Directors, senior leadership team, and employees, thank you for your continued investment in Owens Corning.

Sincerely,

Brian Chambers

Chair and Chief Executive Officer

March 10, 2022

THE PINK PANTHER™ & 1964–2022 Metro-Goldwyn-Mayer Studios Inc. All Rights Reserved. © 2022 Owens Corning. All Rights Reserved.

HOW TO VOTE

Most shareholders have a choice of voting on the internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote on the internet or by telephone, you do not need to return your proxy card.

VIRTUAL ANNUAL MEETING AND ADMISSION

To allow us to reach the broadest number of shareholders to participate in the meeting, due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of our shareholders, employees and their families, NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Owens Corning (the “Company”), will be held in a virtual meeting format only, via webcast. You will not be able to attend the Annual Meeting physically in person.

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Owens Corning, on behalf of the Company, of proxies to be voted at the virtual 2022 Annual Meeting and at any adjournment or postponement thereof. On or about March 10, 2022, we began distributing these proxy materials to shareholders. Only shareholders who are eligible to vote at the virtual Annual Meeting will be admitted. Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote, and submit your questions in advance of the meeting by visiting www.virtualshareholdermeeting.com/OC2022. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail. You will not be able to attend the Annual Meeting in person.

HELP US REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other shareholders living in your household, you may receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents. Please see the response to the question “What is ‘householding’ and how does it affect me?” in the Questions and Answers About the Annual Meeting and Voting section for more information on this shareholder program that eliminates duplicate mailings.

OWENS CORNING

One Owens Corning Parkway

Toledo, Ohio 43659

Notice of Annual Meeting of Shareholders

TIME AND DATE:	9:00 a.m. Eastern Time on Thursday, April 14, 2022

PLACE:	Webcast at www.virtualshareholdermeeting.com/OC2022

PURPOSE:

1.   To elect the ten director nominees listed in the accompanying proxy statement.

2.   To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

3.   To approve, on an advisory basis, named executive officer compensation.

4.   To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

RECORD DATE:	You can vote if you were a shareholder of record at the close of business on February 17, 2022.

ANNUAL REPORT:	Our Annual Report for the Fiscal Year Ended December 31, 2021 (“2021 Annual Report”) is enclosed with these materials as a separate booklet.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the internet, by telephone or by completing and returning your proxy or voting instruction card. See details under the heading “How do I vote?” in the Questions and Answers About the Annual Meeting and Voting section.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 14, 2022: The Notice of Annual Meeting and Proxy Statement and 2021 Annual Report are available at https://materials.proxyvote.com/690742 and https://investor.owenscorning.com/proxy.

By order of the Board of Directors,

Gina A. Beredo

Secretary

Toledo, Ohio

March 10, 2022

COMPANY OVERVIEW

20,000 Employees 33 Countries 3 Segments $8.5B Net Sales

Owens Corning is a global building and construction materials leader committed to building a sustainable future through material innovation. Our three integrated businesses – Composites, Insulation, and Roofing – provide durable, sustainable, energy-efficient solutions that leverage our unique material science, manufacturing, and market knowledge to help our customers win and grow. We manufacture and deliver a broad range of high-quality fiberglass composite, insulation, and roofing materials. Our fiberglass composites enhance the performance of building and construction, renewable energy, and infrastructure material solutions. Our insulation products conserve energy and improve acoustics, fire resistance, and air quality in the spaces where people live, work, and play. Our roofing products and systems enhance curb appeal of people’s homes and protect homes and commercial buildings alike. In short, the Company provides innovative products and solutions that deliver a material difference to its customers and, ultimately, make the world a better place.

Owens Corning’s businesses – Composites, Insulation and Roofing – leverage its market-leading positions, commercial strength, material science innovation, manufacturing technologies, high-performing teams, and a global footprint and scale, as well as safety and sustainability expertise across the enterprise. The Company aims to deliver consistently strong financial results and sustainable shareholder value. The business is global in scope, human in scale with approximately 20,000 employees in 33 countries making a difference in the communities where they work and live. Based in Toledo, Ohio, USA, Owens Corning posted 2021 net sales of $8.5 billion.

MAINTAINING SAFETY PERFORMANCE AND EMPLOYEE WELL-BEING

At Owens Corning, the safety and health of our employees, at work and in their personal lives, is a top priority. Working safely is an unconditional, organization-wide expectation at the Company, which directly benefits its employees’ lives, improves its manufacturing processes, and reduces its costs. The Company maintains safety programs and procedures, focused on identifying hazards and reducing risks, with the goal of eliminating injuries. And, with its comprehensive Healthy Living platform, the Company provides a multifaceted well-being program designed to drive sustainable, long-term change, improve the health and lives of employees, and strengthen the culture and work experience.

In 2021, the COVID-19 pandemic continued to impact businesses and industries, communities, and families across the world. Throughout the pandemic, the Company’s approach to COVID-19 has been comprehensive, including initiatives on workplace environment (including remote working, where possible), interactions with customers and suppliers, financial management, operational efficiency, internal and external communications, government relations, and community outreach – and has been overseen by its Board of Directors.

Against this backdrop, Owens Corning employees demonstrated tremendous resilience, ingenuity, and execution in responding to challenges. Despite these challenges, as well as extremely high production levels at virtually all of its manufacturing sites, the Company maintained elevated protocols to promote a safe work environment in its offices, labs, and manufacturing plants, and improved upon its world-class safety performance.

DOING BUSINESS IN A SUSTAINABLE WAY

As a worldwide leader in our industry, we have the desire to be at the forefront of corporate sustainability efforts. It is our ambition to be a net-positive company whose environmental handprint, or the positive impacts of our people and products, is greater than our environmental footprint, or the negative impact of manufacturing our products. We work to continually improve our operations. Our climate-related sustainability efforts have led Owens Corning to develop a range of strategies and tactics that have had a significant impact on the way we conduct our business. We strive to reduce the greenhouse gas emissions released throughout the entire lifecycle of our products by improving the use-phase impacts of our products, making our manufacturing processes more energy-efficient, sourcing more renewable electricity, improving our supply chain logistics, increasing recycled content, and developing end-of-life recycling solutions. Together, this work reduces the environmental impact of our operations and lowers the embodied carbon in our products – an attribute of growing importance to our customers.

Owens Corning began its sustainability journey nearly two decades ago, and reporting each year on its progress is an important part of its ongoing commitment to transparency and impact. Informed by insights from key stakeholders, the Company’s reporting has evolved over time and is currently prepared in accordance with the Global Reporting Initiative Standards: Comprehensive option. Additional disclosures address significant issues related to the Carbon Disclosure Project Dow Jones Sustainability Index, United Nations Sustainable Development Goals, United Nations Communication on Progress, Sustainability Accounting Standards Board Task Force on Climate-related Financial Disclosures and other stakeholder requests. This approach enables the Company to provide an integrated, comprehensive view of its sustainability and social responsibility commitments, progress, and impact.

More information about sustainability at Owens Corning, including details on the complete set of 2030 Sustainability Goals, can be found at https://www.owenscorning.com/corporate/sustainability.1

[1]	The information on our website, including our Sustainability Report, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

BUILDING A STRONGER COMPANY GUIDED BY A NEW GROWTH STRATEGY

In 2021, Owens Corning launched a growth strategy, which is rooted in our mission of building a sustainable future through material innovation. It significantly expands our current addressable markets by capitalizing on key secular trends to create new opportunities and is expected to generate stronger, more consistent financial results and position the Company for the future. This is expected to be accomplished by:

◾	Strengthening the Company’s position in core building and construction products;
◾	Expanding the portfolio to provide more multi-material systems offerings; and
◾	Developing prefabricated building envelope solutions that are more energy efficient, more sustainable, and more cost-effective than those built on-site.

Each of these strategic priorities utilizes the Company’s unique material science expertise, manufacturing capabilities, and leading market positions to develop customer-inspired product and process innovations.

Through this strategy and a disciplined financial approach, the Company strives to strengthen its financial performance and improve total shareholder return, including revenue and profit growth, free cash flow generation and conversion, and greater resilience of its performance through the cycle. The Company’s long-term capital allocation strategy also focuses on increasing shareholder return by ensuring a strong, investment-grade balance sheet; maintaining safe, sustainable, and productive operations; investing in targeted growth opportunities; and returning capital to shareholders in dividends and share repurchases.

DEVELOPING HIGH-PERFORMING TEAMS TO EXECUTE ON COMPANY COMMITMENTS

None of this would be possible without high-performing teams that are diverse, engaged, capable, and aligned with the Company’s goals and strategy.

EMPLOYEE PERFORMANCE AND RELATED OBJECTIVES

The Company focuses on employee performance, development, succession planning, and turnover. Management strives to have clear objectives, effective performance management, and a structure that includes regular talent reviews, succession planning, development, and compensation analysis.

INCLUSION AND DIVERSITY

Owens Corning believes its success is driven by an inclusive and diverse workforce, adding value to the business through an environment that leads to high engagement and promotes innovative thinking in the workplace. Owens Corning operates programs that foster gender and ethnic diversity as well as equality within its workforce, including supporting various employee-led affinity groups, so its employees feel valued and appreciated for the distinct voices they bring to the team.

Consistent with its commitment to “equal pay for equal work,” the Company has implemented a robust pay equity system, which includes multiple processes and controls that are executed during its hiring and annual merit review to prevent pay equity gaps from occurring. We ensure the success of our system by performing a biennial pay equity review with the assistance of a third-party vendor who utilizes a strong, statistical analysis of pay equity across our global salaried workforce. The Company remediates all identified and substantiated pay gaps through pay increases. Further, the Company has implemented processes and policies to avoid inheriting unequal pay bias of prior employers. More information about our pay equity program may be found at https://www.owenscorning.com/corporate/sustainability.1

Lastly, Owens Corning employees contribute service hours to boards, special causes, and nonprofit organizations in the communities where they live and work. These programs enable the Company’s employees to connect with the community, further improve its reputation locally and globally, and instill a sense of pride in the workforce. In total, the Company and the Owens Corning Foundation donated $6.4 million of cash and products across 15 countries to support healthy communities, safe housing, education, workforce development, and social and racial equity.

[1]	The information on our website, including our Sustainability Report, is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

ON THE RIGHT PATH

Owens Corning is a recognized leader on environmental, social, and governance (“ESG”) issues. This record of continued achievement demonstrates our commitment to ESG that is both long-term and embedded in the Company’s culture. It’s also recognition that the Company is on the right path. Select awards and honors earned by Owens Corning include:

PROPOSAL 1

ELECTION OF DIRECTORS

INFORMATION CONCERNING DIRECTORS

Currently, the Board of Directors (the “Board”) of Owens Corning (“Owens Corning,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, consists of 10 directors whose terms expire at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Our Board has nominated the current 10 directors for re-election at the Annual Meeting.

BOARD STRUCTURE

•	The Board is fully declassified and all directors stand for re-election annually; and

•

The Company’s Third Amended and Restated Bylaws (the “Bylaws”) provide for majority voting in uncontested director elections, with a resignation requirement for directors not elected by a majority vote. Directors will be elected by a majority of votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the Annual Meeting of Shareholders in 2023 and until his/her successor is duly elected and qualified.

Your proxy will vote for, against, or abstain for any director. If you properly execute and date your proxy card but do not indicate how you want your proxy voted, it will be voted for each of the ten nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Pursuant to our Bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, the named proxy may vote for another nominee proposed by the Board. We do not know of any nominee of the Board who would be unable to serve if elected.

DIRECTOR QUALIFICATIONS, SKILLS AND EXPERIENCE

Pursuant to the Corporate Governance Guidelines adopted by our Board, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of Owens Corning’s business environment, and willingness to devote adequate time and effort to Board responsibilities. The Board believes that each of the current directors and nominees for director exhibit these characteristics.

As mentioned above, diversity is considered in the selection of director nominees. In this context, “diversity” includes gender, race, ethnicity, nationality, national origin, or other elements of one’s identity. In addition, the Governance and Nominating Committee is committed to including, in each third-party search for independent director candidates, qualified candidates who reflect diverse backgrounds, including diversity of gender and race. We are proud of our record on diversity, including at the Board level, and are likewise proud of our commitment to personal privacy. As a result, while we inquire of our directors and nominees about certain attributes relating to diversity, each individual may choose to respond or not to such inquires. Therefore, our diversity statistics may not represent all elements of diversity included on our Board.

Our Director nominees have experience in various roles, and they include current and former Chief Executive Officers, Chief Financial Officers, consultants, investment professionals, and other executives. Many possess experience as directors, having served on the boards and board committees of public or private companies. The Director nominees have experience in a variety of industries, including manufacturing, financial, information technology, professional services, and others. Furthermore, the nominees collectively possess a broad array of skills that the Board has deemed relevant to the Company’s strategy.

Set forth in the following Board Skill Matrix (“Matrix”) and with each director’s biographical information is a description of the principal experience, qualifications, attributes, or skills that led the Board to the conclusion that such individuals should serve as Owens Corning directors.

BOARD OF DIRECTORS SKILL MATRIX

Provided below in a Board of Directors Skill Matrix is a summary of each Director nominee’s skills and experience. The categories included in the Matrix are tied to the Company’s strategy, and the goal is that the directors collectively possess qualities that facilitate their effective oversight of the Company’s strategic plans. While the Matrix is useful for determining the collective skills of the Board as a whole, it is not a comparative measure of the value of directors; a director with more focused experience could nonetheless contribute broadly and effectively.

The chart below identifies the principal skills that the Governance and Nominating Committee considered for each director when evaluating the director’s experience and qualifications to serve as a director. Each mark ● indicates an experiential strength that was self-selected by each director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1.

Nominees for Election as Directors for a Term Expiring at the Annual Meeting of Shareholders in 2023

BRIAN D. CHAMBERS
Director Age: 55 Director since: 2019 Committees: ● Executive (Chair) Other public boards: ● Lincoln Electric Holdings, Inc.

Mr. Chambers is Board Chair, President, and Chief Executive Officer (“CEO”) at Owens Corning. He was appointed CEO in 2019 and elected Chair in 2020. He previously served in a number of senior leadership roles at the Company, including President and Chief Operating Officer from 2018 to 2019, President of the Roofing business from 2014 to 2018, Vice President and General Manager of Roofing from 2013 to 2014, and Vice President and General Manager in the Composites business from 2011 to 2013. In total, Mr. Chambers has over 18 years of global business and leadership experience with Owens Corning. He also held several commercial and operational roles outside Owens Corning at Saint Gobain, Honeywell, and BOC Gases. Since February 2022, Mr. Chambers has served on the Board of Directors of Lincoln Electric Holdings, Inc., a world leader of engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and is a member of its Audit and Finance Committees. Mr. Chambers is a member of the Business Roundtable, the Ohio Business Roundtable, and the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University.

The Board believes that Mr. Chambers’ strong leadership skills, international business experience, and deep knowledge of global building and construction materials, products, and customers are of tremendous value to the Board. His experience serving on a publicly-traded company board will provide him additional global business perspective and further deepen his leadership and strategy skills. These experiences and knowledge qualify Mr. Chambers to provide insight to the Board on Owens Corning’s operations, sales, marketing, and business strategy.

EDUARDO E. CORDEIRO
Director Age: 54 Director since: 2019 Committees: ● Compensation ● Executive ● Finance (Chair) Other public boards: ● FMC Corporation

Mr. Cordeiro served as Executive Vice President, Chief Financial Officer at Cabot Corporation, a global specialty chemicals and performance materials company, from 2009 to 2018. He also served as President of the Americas region from 2014 to 2018. During his 20-year tenure at Cabot Corporation, he held several corporate, business, and executive management positions, including Vice President of Corporate Strategy and General Manager of its Fumed Metal Oxides and Supermetals businesses. Prior to his career at Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group. He has also served on the Board of Directors of FMC Corporation since 2011 and chaired its Audit Committee since 2014.

Mr. Cordeiro brings to the Board, among other skills and qualifications, experience in a complex global industrial business focused on chemicals and specialty materials. He held corporate, business, and executive management roles in a global public company, Cabot Corporation, most recently serving as the Chief Financial Officer and President, Americas. Mr. Cordeiro also has experience in serving as Director and Chair of the Audit Committee for FMC Corporation, a public multinational company serving agricultural, industrial, and consumer markets. Mr. Cordeiro’s experience enables him to provide valuable insights to the Board regarding finance, global business strategy, materials manufacturing, and materials markets.

ADRIENNE D. ELSNER
Director Age: 59 Director since: 2018 Committees: ● Audit ● Finance Other public boards: ● Benson Hill, Inc.

Ms. Elsner served as President, Chief Executive Officer, and Director of Charlotte’s Web Holdings, Inc., a leader in hemp-derived CBD extract products, from 2019 to 2021. From 2015 to 2018, she served as President, U.S. Snacks, Kellogg Company, a manufacturer, and marketer of convenience foods. From 1992 to 2015, Ms. Elsner served in a number of increasingly senior positions, including Executive Vice President, Chief Marketing Officer with Kraft Foods, Inc., a multinational confectionery, food and beverage conglomerate. Ms. Elsner serves on the Board of Directors of Benson Hill, Inc., a food technology company. She has also served on the board of the Ad Council.

Ms. Elsner brings to the Board, among other skills and qualifications, experience in business, marketing, and product innovation. Ms. Elsner has experience as CEO of a public company and leading sizeable domestic and international business units of large public companies. Her leadership roles at Charlotte’s Web, Kellogg Company, and Kraft Foods, Inc., and her experience as a director for other public companies, enable Ms. Elsner to make contributions to the Board in the areas of management, business strategy, strategic marketing, finance, and innovation. Ms. Elsner’s extensive experience overseeing financial processes and understanding of finance led to her designation as an “audit committee financial expert.”

ALFRED E. FESTA
Director Age: 62 Director since: 2020 Committees: ● Finance ● Compensation Other public boards: ● NVR, Inc.

Mr. Festa serves as an Operating Advisor at Clayton, Dubilier & Rice, a global private equity firm with a broad portfolio. Mr. Festa served as Chairman and Chief Executive Officer of W.R. Grace & Co., a leading global producer of specialty chemicals and materials, from 2008 to 2018, and non-executive Chairman from 2018 to 2019. He joined the company as President and Chief Operating Officer in 2003 and assumed the role of CEO in 2005. Previously, he served in senior leadership positions at Morgenthaler Private Equity Partners and AlliedSignal (now Honeywell). He began his career at General Electric, where he spent 12 years in financial management positions.

Mr. Festa brings to the Board, among other skills and qualifications, experience in a global industrial business focused on specialty chemicals and materials. He held corporate, business, executive, and non-executive management roles in a global public company, W.R. Grace & Co., most recently serving as the Chairman and Chief Executive Officer. Mr. Festa also has experience in serving as Director and a member of the Audit Committee and Nominating and Corporate Governance Committees for NVR, Inc. He also serves as an Operating Advisor at Clayton, Dubilier & Rice, a global private equity firm with a broad portfolio. Mr. Festa’s experience enables him to provide valuable insights to the Board regarding finance, global business strategy, materials manufacturing, and markets.

EDWARD F. LONERGAN
Director Age: 62 Director since: 2013 Committees: ● Compensation (Chair) ● Executive ● Governance and Nominating Other public boards: ● None

Mr. Lonergan has served as Executive Chairman of Zep Inc., an international provider of maintenance and cleaning solutions to the commercial, industrial, institutional, and consumer markets since 2015. He served as Chairman and interim Chief Executive Officer from 2016 to 2017. Prior to joining Zep Inc., Mr. Lonergan served as Director, President, and Chief Executive Officer of Chiquita Brands International, Inc., a leading international grower, distributor, and marketer of fresh and value-added food products from 2012 until the privatization of the company in 2015. He served as Director, President, and Chief Executive Officer of Diversey, Inc., a leading global provider of sustainable cleaning, sanitation, and hygiene solutions, from 2006 through the sale of the company to Sealed Air Corporation in 2011. Prior to Diversey, Mr. Lonergan served as President, Europe for Gillette from 2002 to 2006. Between 1981 and 2002, he held a variety of leadership positions both domestically and internationally at the Procter & Gamble Company, including general management roles in customer business development and in emerging markets. He was Chairman of DRB Systems, Inc. until its sale in 2021 and was a Board member of The Schwan Food Company from 2014 through its sale in 2019. He also serves as a Senior Advisor at New Mountain Capital.

Mr. Lonergan brings to the Board international experience at public and private companies in various sectors, including significant leadership experience as the current Executive Chairman of Zep, Inc. and as the former Chief Executive Officer of Chiquita Brands International and Diversey. He possesses extensive knowledge of global business operations, global manufacturing, strong strategic and financial management expertise, and a keen understanding of both the business to business and consumer products industries.

MARYANN T. MANNEN
Director Age: 59 Director since: 2014 Committees: ● Audit (Chair) ● Executive ● Governance and Nominating Other public boards: ● MPLX LP

Ms. Mannen currently serves as Executive Vice President and Chief Financial Officer of Marathon Petroleum Corporation, a leading, integrated, downstream energy company. From 2017 to January 2021 she was the Executive Vice President and Chief Financial Officer of TechnipFMC (a successor to FMC Technologies, Inc.), a global leader in subsea, onshore/offshore, and surface projects for the energy industry. From 2014 to 2017, she served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc. Previously, Ms. Mannen served in several roles of increasing importance at FMC including Senior Vice President and Chief Financial Officer. Prior to joining FMC in 1986, Ms. Mannen served as Finance Manager for Sheller-Globe Corporation. She currently serves on the Board of Directors of MPLX LP, a diversified, large-capital master limited partnership formed by Marathon Petroleum Corporation that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services.

Ms. Mannen has leadership experience in finance, operations, and management. Her well-rounded management experience at leading companies in the energy sector, particularly in her current role as Chief Financial Officer of Marathon Petroleum Corporation, enables her to contribute important insights regarding international business strategy, risk management, and finance. Ms. Mannen’s financial management experience, and extensive knowledge of accounting led to her designation as an “audit committee financial expert.”

PAUL E. MARTIN
Director Age: 64 Director since: 2021 Committees: ● Audit ● Finance Other public boards: ● Unisys Corporation ● Ping Identity Holding Corp. ● STERIS plc

Mr. Martin served as Senior Vice President and Chief Information Officer for Baxter International Inc., a multinational health care company, from 2011 to 2020. Prior to that, he served as Chief Information Officer for Rexam plc (“Rexam”), a consumer packaging manufacturing company based in the U.K., where he held several key senior management positions, including head of information technology for American National Can Group Inc. (acquired by Rexam). Prior to his career at Rexam, Mr. Martin held information technology leadership positions at the CIT Group Inc., BNSF Railway Company, and Frito-Lay, Inc.

Since 2017, Mr. Martin has served on the Board of Directors of Unisys Corporation and is currently a member of its Audit and Finance Committees as well as the Chair of the Security and Risk Committee. He joined the Board of Directors of Ping Identity Holding Corp., a provider of federated identity management and self-hosted identity access management solutions to web identities and single sign-on solutions in 2021 and is currently a member of its Audit Committee. Also in 2021, Mr. Martin joined the Board of Directors of STERIS plc., a leading provider of infection prevention and other procedural products and services, and is a member of the Compliance and Technology and Compensation and Organization Development Committees.

Mr. Martin received the 2020 Chicago CIO of the Year Leadership ORBIE Award. In 2017, he was selected to the CIO Hall of Fame by CIO Magazine for IT innovation and business leadership and was recognized in Black Enterprise’s 2017 Most Powerful Executives in Corporate America. In 2014, Mr. Martin was listed among the “100 Diverse Corporate Leaders in STEM” by STEMconnector and has been recognized as a Business Leader of Color by Chicago United.

Mr. Martin brings to the Board, among other skills and qualifications, extensive experience in executive management across the information technology industry. He possesses knowledge of digital strategies through his role as chief information officer at multiple global companies. Additionally, he has served on the boards of other publicly traded companies and has experience overseeing security and risk matters, including cybersecurity. The Board benefits from Mr. Martin’s international business experience, which includes employment in leadership positions for several global businesses, as well as service at a foreign location on an assignment abroad.

W. HOWARD MORRIS
Director Age: 61 Director since: 2007 Committees: ● Audit ● Finance Other public boards: ● Virtus Investment Partners, Inc.

Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst.

Since 2021, Mr. Morris has been a member of the Board of Directors of Virtus Investment Partners, Inc. (“Virtus”), which is a publicly traded firm providing investment management and related services to individuals and institutions through independent managers using distinct investment strategies. Mr. Morris is a member of the Audit Committee of the Virtus Board of Directors.

Mr. Morris brings to the Board, among other skills and qualifications, experience in auditing, finance, and investments. The Board benefits from his leadership of an investment partnership, as well as his service as a director of Virtus Investment Partners, Inc., which enable him to provide a valuable investor perspective to Board matters. Mr. Morris’ experience as Chief Investment Officer of an investment partnership, his experience as a Certified Public Accountant, Chartered Financial Analyst, and his knowledge of finance led to his designation as an “audit committee financial expert.”

SUZANNE P. NIMOCKS
Lead Independent Director Age: 63 Director since: 2012 Committees: ● Executive ● Governance and Nominating (Chair) Other public boards: ● ArcelorMittal ● Ovintiv, Inc.

Ms. Nimocks was formerly a Director (Senior Partner) with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various capacities since 1989, including as leader of the firm’s Global Organization Practice, Risk Management Practice, and Oil and Gas Electric Power and Renewables (wind, solar, geothermal) Practice. Ms. Nimocks served on several of the firm’s worldwide personnel committees and formerly served as the Houston Office Manager.

Ms. Nimocks has a variety of board leadership experience across industries and geographies. Since 2011, she has served on the board of ArcelorMittal, one of the world’s leading steel and mining companies, and is a member of its Appointments, Remuneration, Corporate Governance and Sustainability Committee. Since 2010, she has served on the board of Ovintiv, Inc, a leading North American hydrocarbon exploration and production company, where she chairs the Corporate Responsibility and Governance Committee and is a member of the Audit Committee. She also previously chaired its Human Resources and Compensation Committee. Beginning in 2010 and until 2021, Ms. Nimocks served as a director and chaired the Compensation Committee at Valaris plc., an offshore drilling and well drilling company and chaired the Environment Health and Safety Committee and Compensation Committee at its predecessor, Rowan Drilling Companies. She currently serves on the Global Advisory Board for Advancing Women Executives.

Ms. Nimocks brings a wealth of strategy, corporate development, and sustainability expertise. Her knowledge gained from leading numerous organizations and initiatives in support of environmental and social issues such as sustainability and inclusion and diversity, provides strong counsel to management in its sustainability and circular economy initiatives. Her service on other public company boards strengthens the Company’s governance principles and provides a unique perspective to its growth strategy.

JOHN D. WILLIAMS
Director Age: 67 Director since: 2011 Committees: ● Compensation ● Governance and Nominating Other public boards: ● None

Mr. Williams has served as President and Chief Executive Officer of Domtar Corporation (“Domtar”), a manufacturer of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products, since joining the company in 2009. He also served as a member of Domtar’s Board of Directors until Domtar’s sale in 2021. From 2000 to 2008, Mr. Williams served in senior executive positions with SCA Packaging Ltd. and SCA Packaging Europe, which is among Europe’s largest producers of containerboard paper used for the manufacturing of corrugated box products. From 2005 to 2008, he served as President of SCA Packaging Europe, and as regional managing director for the company’s U.K. and Ireland operations from 2000 to 2005. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management, and operations with Rexam PLC; Packaging Resources, Inc.; Huhtamaki; Alberto Culver (U.K.) Ltd.; and MARS Group. Since April 2018, Mr. Williams has been a director of Form Technologies, Inc., a privately-held leading global group of precision component manufacturers, based in Charlotte, North Carolina; he has been also non-executive chair of the Board of Directors since January 2019.

Mr. Williams brings to the Board, among other skills and qualifications, significant leadership experience as President and Chief Executive Officer of Domtar and previously as a senior executive in the European packaging industry. He has experience in international business, manufacturing, management, operations, sales, and marketing.

The Board of Directors recommends that you vote FOR each Director Nominee.

GOVERNANCE INFORMATION

CORPORATE GOVERNANCE PRACTICES AND HIGHLIGHTS

Board Structure

•  90% of the director nominees are independent

•  100% independent Audit, Compensation, Finance, and Governance and Nominating Committees

•  Lead Independent Director with robust and defined responsibilities

•  Board access to senior management and independent advisors

•  Executive sessions of independent directors at every regular Board and Committee meetings

Shareholder Rights and Engagement

•  All members of the Board are elected annually

•  Annual advisory vote on named executive officer compensation

•  Majority vote standard in uncontested director elections with mandatory resignation requirement

•  Robust shareholder outreach program

•  No shareholder rights plan

Policies and Practices

•  Clawback, anti-hedging, and anti-pledging policies

•  Annual Board, Chair/CEO, Committee evaluation process, and review of management succession plan

•  Robust stock ownership guidelines:

○  Directors: 5x maximum annual cash retainer

○  CEO: 6x base salary

○  Other named executive officers: 3x base salary

•  Overboarding policy

•  Mandatory director retirement age of 73

•  Global Code of Conduct for employees, officers, and directors

Board Compensation

•  60% gender, ethnic, and racial diversity among Director nominees

•  Additions of five new independent Directors since 2014, four of which increased gender, ethnic, or racial diversity (no Directors self-identified as members of the LGBTQ+ community)

•  Women occupy three Board leadership positions (Lead Independent Director, Governance and Nominating Committee Chair, and Audit Committee Chair)

•  Commitment to including, in each third-party search for independent director candidates, qualified candidates who reflect diverse backgrounds, including diversity of gender or race

1 Through self-identification in Director Questionnaires.

DIRECTOR RETIREMENT, REFRESHMENT, AND SUCCESSION

Pursuant to the Corporate Governance Guidelines, the mandatory retirement age for directors is 73. A Director who has attained the age of 73 shall not be nominated for reelection at an annual meeting of shareholders.

Per its charter, the Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics of Board members in the context of the current make-up of the Board. The Governance and Nominating Committee makes recommendations to the Board regarding size and composition, reviews the suitability of directors for continued service, and is responsible for responding to any concerns of directors relating to the performance of the Board. As part of its refreshment process, the Board seeks to attain a healthy mixture of tenures, including both longer and shorter tenured directors, which can provide a balance of fresh ideas alongside experience through the business cycle. Since 2014, five new non-management directors have been added to the Board, creating a balanced Board that consists of new and tenured directors.

The Governance and Nominating Committee also makes recommendations to the Board regarding the size, composition, and leadership of each standing committee of the Board, and recommends individual directors to fill any vacancy that might occur on a committee. The Governance and Nominating Committee is committed to including, in each third-party search for independent director candidates, qualified candidates who reflect diverse backgrounds, including diversity of gender and race.

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors has adopted Corporate Governance Guidelines which, in conjunction with our Amended and Restated Certificate of Incorporation, Bylaws, and Board committee charters, form the framework for our corporate governance. The Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically and makes revisions, as necessary. The Corporate Governance Guidelines are published on our website at http://www.owenscorning.com and will be made available in print upon request by any shareholder to the Secretary of the Company.

BOARD LEADERSHIP

Pursuant to the Corporate Governance Guidelines, the Board has the authority to select its Chair based on its collective best judgment as to the candidate best suited to meet the Company’s needs at a given time. Mr. Chambers serves as Owens Corning’s Board Chair and Chief Executive Officer (“CEO”).

The Board determined that combining the Chair and CEO positions allowed clear and consistent leadership on critical strategic objectives and enabled a consistent flow of information for the Board’s oversight of risk. The Board’s prior experience working with Mr. Chambers as President and CEO, as well as his track record of success in over 18 years with Owens Corning in a variety of leadership positions, strongly supported its conclusion that the Company and its shareholders would be best served with Mr. Chambers leading Owens Corning as its Chair and CEO.

The Board has determined that it is appropriate to have a structure that provides strong leadership among the independent directors of the Board. As discussed below, the independent directors elected a Lead Independent Director to serve in a lead capacity to coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine. In February 2021, Suzanne P. Nimocks was elected to serve as Lead Independent Director, effective April 2021, for a two-year term. Ms. Nimocks has been a Director of Owens Corning since 2012, serving as Chair of its Finance Committee from 2015 to 2021, as well as Lead Independent Director and Chair of the Governance and Nominating Committee since 2021. Her previous experience as a senior partner with McKinsey & Company positions her to provide superior oversight of the Company’s global business and strategy. The Company also benefits from her extensive leadership experience on the boards of other global companies and her proven track record on environmental, social, and governance issues.

Additionally, the Board, which consists entirely of independent directors other than Mr. Chambers, exercises an independent oversight function. Each of the Board committees is comprised entirely of independent directors. Regular executive sessions of the independent directors are held and each year, and evaluation of the Chair and CEO in several key areas is completed by each of the independent directors.

The Board has complete access to the Company’s management and believes that its ongoing ability to review the leadership structure of the Board and to make changes as it deems necessary and appropriate gives it the flexibility to meet varying business, personnel, and organizational needs over time.

LEAD INDEPENDENT DIRECTOR

The responsibilities of the Lead Independent Director, as provided in the Charter of Lead Independent Director, include:

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chair;

•	serving as a designated member of the Executive Committee of the Board;

•	presiding over all executive sessions of non-management directors and independent directors and reporting to the Board, as appropriate, concerning such sessions;

•

reviewing and approving Board meeting agendas and schedules in collaboration with the Chair to ensure there is sufficient time for discussion, recommending matters for the Board to consider and advising on the information submitted to the Board by management;

•

serving as a liaison and supplemental channel of communication between the non-management/independent directors and the Chair without inhibiting direct communication between the Chair and other directors;

•	serving as the principal liaison for consultation and communication between the non-management/independent directors and shareholders; and

•	advising the Chair concerning the retention of advisors and consultants who report directly to the Board.

The Charter of Lead Independent Director is available on our website at http://www.owenscorning.com. The Board evaluates its structure and composition annually and believes that having a strong Lead Independent Director with significant leadership responsibilities, as described above, contributes to effective Board leadership for Owens Corning.

BOARD, COMMITTEE, CHAIR, AND CEO EVALUATION PROCESS

Each year, the Governance and Nominating Committee facilitates a process to evaluate the effectiveness of the Board, its committees, the Chair, and the CEO.

The Board and its committees complete self-assessment questionnaires and have individual discussions with the Lead Independent Director to evaluate effectiveness in several areas including composition, structure, and processes. The completed questionnaires are summarized by a third-party law firm. The non-management directors individually discuss the results with the Lead Independent Director. The Lead Independent Director and committee chairs then review the evaluation results at the board and committee levels, respectively, in order to discuss and incorporate feedback. The Governance and Nominating Committee utilizes the results of this process to recommend changes to Board processes, to determine critical skills required of prospective director candidates, and to make recommendations for committee assignments.

The Governance and Nominating Committee also prepares and circulates evaluations to the independent directors regarding the performance of the Chair / CEO in several key performance areas. Non-management directors discuss their feedback on the Chair / CEO with the Lead Independent Director. The results of the process are discussed in an executive session of the non-management directors and are also factored into the Compensation Committee’s performance evaluations of the Chair /CEO.

RISK OVERSIGHT

The Board oversees the Company’s identification and management of enterprise risks. Some of the Board’s responsibilities for risk oversight have been delegated to its relevant committees. A detailed mapping of risk oversight responsibilities of the Board and its committees is reviewed regularly by the Board.

RESPONSIBILITIES OF THE BOARD’S COMMITTEES

In addition to facilitating oversight of financial risks, the Audit Committee also has primary responsibility for facilitating the Board’s oversight of key risks generally. Pursuant to its charter, the Audit Committee’s responsibilities include reviewing annually and receiving periodic updates on the Company’s identification of its key risks, major financial exposures, and related mitigation plans.

The Audit Committee is tasked with ensuring that the Board and its committees oversee the Company’s management of key risks and major financial exposures within their respective purviews. The Audit Committee regularly reviews with the Board the mapping of Board and committee responsibilities for risk oversight. The Audit Committee is also responsible for periodically evaluating the effectiveness of risk oversight by the Board and its committees.

The Compensation, Finance, and Governance and Nominating Committees each review and evaluate risks associated with their respective areas. Each of the Board committees provides reports concerning its respective risk oversight activities to the Board and the Board considers and discusses such reports.

OVERSIGHT OF CYBERSECURITY RISK

The Audit Committee receives updates on cybersecurity risks from the Company’s Chief Information Officer approximately twice per year. The Audit Committee reviews how the Company is executing against its comprehensive cybersecurity framework. From time to time, the Audit Committee may receive additional updates on efforts regarding data loss prevention, regulatory compliance, data privacy, threat and vulnerability management, cyber-crisis management, or other topics, as applicable.

Owens Corning periodically has external information security assessments performed to verify our internal assessment results and to stay current on information security risks. Over the past five fiscal years, the Company has on average, completed multiple such assessments per year. Owens Corning also maintains an information security training program that encompasses the following areas: phishing and email security, password security, data handling security, cloud security, operational technology (OT) security processes, and cyber-incident response and reporting processes. The Company’s security program has historically provided training and information security awareness to the following groups of individuals: salaried employees, new hires, people with access to confidential information or personal data, operational technology administrators, executives, and cyber-incident responders.

Over the last three fiscal years, the Company did not experience any information security breach that had a material impact on its business. The Company does manage minor information security issues from time to time as part of its routine operations.

RISK MANAGEMENT PROCESS

Owens Corning has a management risk committee (the “Risk Committee”) which is responsible for overseeing and monitoring the Company’s risk assessment and mitigation-related actions. The Risk Committee’s membership has cross-functional representation, including members from the corporate audit, strategy, finance, legal, information technology, treasury, and business functions. The Risk Committee provides periodic updates to the Company’s executive officers and to the Audit Committee concerning risk.

OVERSIGHT OF STRATEGY

The Board oversees the Company’s strategy. The Board performs an annual review of the strategic plans for each major business and for the Company as a whole. Furthermore, in evaluating major investments or other significant decisions, the Board generally considers the Company’s long-term strategic plans and the potential impact on long-term shareholder value.

OVERSIGHT OF ESG

The Board oversees the Company’s ESG strategy and ensures its execution. The Board performs an annual review of ESG matters. In addition, the Compensation, Finance, and Governance and Nominating Committees maintain oversight of particular aspects of ESG associated with their respective areas. The Board committees periodically provide reports concerning these ESG topics to the Board and the Board considers and discusses such reports.

COMMUNICATIONS WITH DIRECTORS

Shareholders and other interested parties may communicate with the Lead Independent Director or any other non-management director by sending an email to non-managementdirectors@owenscorning.com. All such communications are promptly reviewed by the General Counsel and/or the Vice President, Internal Audit for evaluation and appropriate follow-up. The Board has determined that communications considered to be advertisements, or other types of “Spam” or “Junk” messages, unrelated to the duties or responsibilities of the Board, should be discarded without further action. A summary of all other communications is reported to the non-management directors. Communications alleging fraud or serious misconduct by directors or executive officers are immediately reported to the Lead Independent Director. Complaints regarding business conduct policies, corporate governance matters, accounting controls, or auditing are managed and reported in accordance with Owens Corning’s existing Audit Committee complaint policy or business conduct complaint procedure, as appropriate.

DIRECTOR QUALIFICATION STANDARDS

Pursuant to New York Stock Exchange (“NYSE”) listing standards, our Board has adopted Director Qualification Standards with respect to the determination of director independence that incorporate the independence requirements of the NYSE corporate governance listing standards. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The full text of our Director Qualification Standards is available on our website at http://www.owenscorning.com. Using these standards, the Board determines whether a director has a material relationship with the Company other than as a director.

DIRECTOR INDEPENDENCE

With the assistance of legal counsel, the Governance and Nominating Committee (the “Committee” for purposes of this Director Independence section), reviewed the applicable legal standards for director and Board committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Committee also reviewed reports of the answers to annual questionnaires completed by each of the independent directors and of transactions with director-affiliated entities. On the basis of this review, the Committee delivered recommendations to the Board and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s reports and recommendations.

The Board has determined that 9 of the current 10 Directors are independent. Specifically, Directors Cordeiro, Elsner, Festa, Lonergan, Mannen, Martin, Morris, Nimocks, and Williams are independent under the standards set forth in our Director Qualification Standards and applicable NYSE listing standards. The Board previously determined that each of J. Brian Ferguson and Ralph F. Hake, each of whom served as Directors during a portion of 2021, was independent under the standards set forth in our Director Qualification Standards and applicable NYSE listing standards. Director Chambers is not independent. The Board also has determined that all of the Directors serving on the Audit, Compensation, and Governance and Nominating Committees are independent and satisfy relevant requirements of the Securities and Exchange Commission (the “SEC”), the NYSE, Owens Corning, and the respective charters of such committees.

EXECUTIVE SESSIONS OF DIRECTORS

Our Corporate Governance Guidelines specify that executive sessions or meetings of non-management directors without management present must be held regularly (at least three times a year) and at least one such meeting of non-management directors must include only independent directors. Currently, all of our non-management directors are independent. In 2021, the non-management directors met in executive session five times. Our Lead Independent Director presides over all executive sessions of the Board attended by the Lead Independent Director.

OWENS CORNING POLICIES ON BUSINESS ETHICS AND CONDUCT

CODE OF BUSINESS CONDUCT POLICY

All of our employees, including our Chief Executive Officer, Chief Financial Officer, and Controller, are required to abide by Owens Corning’s Code of Business Conduct Policy to ensure that our business is conducted in a consistently legal and ethical manner. This Policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to laws and regulations applicable to the conduct of our business. Employees are expected to report any conduct that they believe to be an actual or apparent violation of Owens Corning’s Policies on Business Ethics and Conduct.

ETHICS POLICY FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

The Company has adopted an Ethics Policy for Chief Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and Controller (“Senior Financial Officers”), which provides, among other things, that Senior Financial Officers must comply with all laws, rules, and regulations that govern the conduct of the Company’s business and that no Senior Financial Officer may participate in a transaction or otherwise act in a manner that creates or appears to create a conflict of interest unless the facts and circumstances are disclosed to and approved by the Governance and Nominating Committee or Audit Committee, as appropriate.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain, and treat complaints received regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have adopted and comply with such procedures.

DIRECTORS’ CODE OF CONDUCT

Our Directors are required to comply with a Directors’ Code of Conduct (the “Code”). The Code is intended to focus the Board and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations, sustainability and oversight of ethics, and compliance by employees of the Company.

ACCESS TO COMPANY POLICIES

The full texts of our Code of Business Conduct Policy, Ethics Policy for Chief Executive and Senior Financial Officers, and Directors’ Code of Conduct are published on our website at http://www.owenscorning.com and will be made available in print upon request by any shareholder to the Secretary of the Company. To the extent required by applicable SEC rules or NYSE listing standards, we intend to post any amendments to or waivers from the Ethics Policy for Chief Executive and Senior Financial Officers to our website in the section titled “Corporate Governance.”

BOARD AND COMMITTEE MEMBERSHIP

Our business, property, and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer, and other officers and employees, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its committees. Board members are expected to regularly attend Board and committee meetings as well as our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. Each of our director nominees for the 2021 Annual Meeting of Shareholders was present at such meeting.

During 2021, the Board met five times. Each of our directors attended at least 75 percent of the meetings of the Board and committees on which he or she served. The chart below shows committee membership, including those directors who serve as chair of a committee.

NAME	AUDIT	COMPENSATION	EXECUTIVE	FINANCE	GOVERNANCE AND NOMINATING
Mr. Cordeiro(1)		X	X	C
Ms. Elsner(1)	X			X
Mr. Festa(1)		X		X
Mr. Lonergan(1)		C	X		X
Ms. Mannen(1)	C		X		X
Mr. Martin(1)	X			X
Mr. Morris(1)	X			X
Ms. Nimocks(1)(2)			X		C
Mr. Williams(1)		X			X
Mr. Chambers			C
2021 Meetings	9	5	-	4	4

C	= Committee Chair	X	= Committee Member	1	= Independent	2	= Lead Independent Director

Each of the standing committees acts pursuant to a charter that has been approved by our Board. These charters are updated periodically and can be found on the Company’s website at http://www.owenscorning.com and will be made available in print upon request by any shareholder to the Secretary of the Company.

DIRECTOR SERVICE ON OTHER PUBLIC BOARDS (OVERBOARDING POLICY)

The Corporate Governance Guidelines state that directors who are employed full time as executives shall not serve on more than two publicly traded company boards (including service on the Company’s Board) and other directors shall not serve on more than four boards of publicly traded companies (including service on the Company’s Board). This is to ensure that our directors devote adequate time for preparation and attendance at Board and committee meetings, including the Annual Meeting of Shareholders.

The Company’s Audit Committee Charter states that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other publicly traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director effectively to serve on the Audit Committee. The Corporate Governance Guidelines also state that directors should provide notice and submit a letter of resignation prior to assuming significant new job responsibilities or accepting positions on additional public or private company boards. The director’s letter of resignation is then considered by the Governance and Nominating Committee. As such, the Board maintains processes to review and approve directors’ membership on additional public company boards, even if those directors are still within the overboarding limits mentioned above.

THE AUDIT COMMITTEE

RESPONSIBILITIES

The Audit Committee is responsible for preparing the Audit Committee report required by SEC rules and assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control, and legal compliance functions of the Company, including assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence; and

•	the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Board has determined that Directors Mannen, Elsner, and Morris are qualified as audit committee financial experts within the meaning of SEC regulations and that Directors Mannen, Elsner, Martin, and Morris are financially literate within the meaning of NYSE listing standards. All directors serving on the Audit Committee are independent.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Annual Report on Form 10-K with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP per the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

By the Audit Committee:

Maryann T. Mannen, Chair

Adrienne D. Elsner

Paul E. Martin

W. Howard Morris

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for 2022, subject to ratification by our shareholders.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees billed and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	2021	2020

Audit Fees (1)	$4,680	$5,082

Audit-Related Fees (2)	0	85

Tax Fees (3)	419	147

All Other Fees (4)	9	10

TOTAL FEES	$5,108	$5,324

(1) Fees for the years ended December 31, 2021 and 2020, consist of the audit of the Company’s consolidated financial statements including effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements, subsidiary statutory audits, consents and comfort letters, and agreed-upon procedures related to reports filed with regulatory agencies.

(2) Audit-related fees consist of attestation services.

(3) Tax fees consist of compliance, consulting, and transfer pricing services.

(4) All other fees consist of accounting research and disclosure software licenses.

It is the Company’s practice that all services provided by its independent registered public accounting firm be pre-approved either by the Audit Committee or by the Chair of the Audit Committee pursuant to authority delegated by the Audit Committee. No part of the independent registered public accounting firm services related to the Audit-Related Fees, Tax Fees, or All Other Fees listed in the table above was approved by the Audit Committee pursuant to the exemption from pre-approval provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

THE COMPENSATION COMMITTEE

RESPONSIBILITIES

The Compensation Committee is responsible for oversight of the Company’s executive compensation, including authority to determine the compensation of the executive officers, and for producing an annual report on executive compensation in accordance with applicable rules and regulations. The Compensation Committee may delegate power and authority to subcommittees of the Compensation Committee as it deems appropriate. However, the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard required to be exercised by the Compensation Committee as a whole. The Compensation Committee has the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The consultant’s fees will be paid by the Company.

The Compensation Committee also reviews the Company’s executive compensation programs on a continuing basis to determine that they are properly integrated and that payments and benefits are reasonably related to executive and Company performance and operate in a manner consistent with that contemplated when the programs were established.

The Compensation Committee also reviews the compensation of the Company’s directors, including an evaluation of how such compensation relates to director compensation of companies of comparable size, industry, and complexity and, if the Committee deems it appropriate, adopts, or proposes to the Board for consideration, any changes to compensation.

In overseeing the Company’s policies concerning executive compensation for officers, the Compensation Committee:

•

reviews at least annually the goals and objectives of the Company’s executive compensation plans and amends, or recommends that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•

reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•

evaluates annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the Chief Executive Officer’s compensation level based on this evaluation;

•

in consultation with the CEO, approves the pay structure, salaries, and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and

•	reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

COMPENSATION CONSULTANT

The Executive Vice President, Chief Human Resources Officer, along with Owens Corning’s Human Resources staff, support the Compensation Committee in its work. In addition, the Compensation Committee has authority to engage the services of outside advisors, experts, and others to assist the Compensation Committee.

The Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Consultant”) during 2021 to serve as its independent outside compensation consultant to advise the Compensation Committee on all matters related to Chief Executive Officer and other executive officers, as well as director, compensation. Specifically, the Consultant provided relevant market data and trend information, advice, alternatives, and recommendations to the Compensation Committee, as further described below.

THE GOVERNANCE AND NOMINATING COMMITTEE

RESPONSIBILITIES

The Governance and Nominating Committee (the “Committee” for purposes of this section), is responsible for:

•	reviewing with the Board the appropriate skills and characteristics required of directors;

•	recommending to the Board size and composition of the Board;

•

identifying, screening, and recommending to the Board director nominees for election by the shareholders or appointment by the Board, as the case may be, pursuant to the Bylaws, which selections shall be consistent with the Board’s criteria for selecting new directors;

•	reviewing shareholder nominations for members of the Board;

•	reviewing the suitability for continued service as director for each Board member when his or her term expires and when he or she has a significant change in status;

•	developing and reviewing the corporate governance principles adopted by the Board and recommending any changes to the Board;

•	considering any other corporate governance issues that arise from time to time and developing appropriate recommendations for the Board;

•	overseeing the annual evaluation of the Board as a whole, committees, and the Chair/CEO;

•	recommending procedures for reviewing strategic plans of the Company;

•	advising the Chair regarding meeting dates, agendas, and the character of information to be presented at Board meetings; and

•	ensuring that the Board reviews plans for Board continuity and management recommendations for management continuity at least once a year.

DIRECTOR NOMINATION PROCESS

The Committee evaluates potential candidates for Board membership on an ongoing basis. The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members, outside search firms, and shareholders. Where outside search firms are utilized, they may assist the Committee in identifying, evaluating, or recruiting potential nominees.

DIRECTOR QUALIFICATIONS

Pursuant to the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.

CONSIDERATION OF DIVERSITY

Pursuant to its charter, the Committee is responsible for identifying and recommending director nominees consistent with the director qualification criteria described above, including diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. In this context, “diversity” includes gender, race, ethnicity, nationality, national origin, or other elements of one’s identity. In addition, the Committee is committed to including, in each third-party search for independent director candidates, qualified candidates who reflect diverse backgrounds, including diversity of gender and race.

The Committee considers diversity expansively against the charter standard of enhancing the Board’s ability to manage and direct the affairs and business of the Company. The effectiveness of this process is assessed annually by the full Board as part of the Board self-evaluation process. The Committee believes that its consideration of diversity effectively implements the charter requirements.

Recent additions to the Board demonstrate the Company’s commitment to diversity. Four of the last five Directors to join the Board were either female, or ethnic, or racial minorities. The current slate of director nominees features 60% gender, ethnic, or racial diversity, representing a threefold increase in gender, ethnic, or racial diversity on the Board over the last decade.

CONSIDERATION OF DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

Under its charter, the Committee is responsible for reviewing shareholder nominations for directors. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by shareholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. Such recommendations should be submitted to the Secretary of the Company and should include information about the background and qualifications of the candidate, as well as any other information required by our Bylaws.

THE FINANCE COMMITTEE

The Finance Committee is responsible for exercising oversight responsibility with respect to the Company’s material and strategic financial matters, including those related to investment policies and strategies, merger and acquisition transactions, financings, capital structure, and for advising Company management and the Board with respect to such matters.

THE EXECUTIVE COMMITTEE

The Executive Committee has the authority to act for the Board between meetings of the Board subject to its charter, applicable law and NYSE listing standards.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in Item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2021.

The Company has various written policies in place pertaining to related party transactions and actual or potential conflicts of interest by directors, officers, employees, and members of their immediate families, including reference in the charter of the Audit Committee.

The Company has a Directors’ Code of Conduct that provides, among other things, that a director who has an actual or potential conflict of interest:

•	must disclose the existence and nature of such actual or potential conflict to the Board Chair and Governance and Nominating Committee Chair; and

•	may proceed with the transaction only after receiving approval from the Governance and Nominating Committee.

EXECUTIVE OFFICERS OF OWENS CORNING

The name, age, and business experience during the past five years of Owens Corning’s executive officers as of March 10, 2022 are set forth below. Each executive officer holds office until his/her successor is elected and qualified or until his/her earlier resignation, retirement, or removal. All those listed have been employees of Owens Corning during the past five years except as indicated.

NAME AND AGE	POSITION[1]

Gina A. Beredo (47)

Executive Vice President, General Counsel and Corporate Secretary since June 2021; formerly Executive Vice President, General Counsel and Corporate Secretary of Nordson Corporation (2018); formerly Deputy General Counsel and Assistant Secretary of Nordson Corporation (2013)

Brian D. Chambers (55)

Board Chair, President and Chief Executive Officer since April 2020; formerly President and Chief Executive Officer (2019); formerly President and Chief Operating Officer (2018); formerly President, Roofing (2014)

Todd W. Fister (47)

President, Insulation since July 2019; formerly Vice President of Global Insulation and Strategy (2019); formerly Vice President and Managing Director for Europe Insulation and Global Foamglas® (2018); formerly Vice President and Managing Director for Foamglas® (2017); formerly Vice President of Strategic Marketing (2014)

José L. Méndez-Andino (48)

Executive Vice President, Chief Research and Development Officer since April 2021; formerly Vice President of Science and Technology for Insulation and Roofing (2019); formerly Vice President of Science and Technology for Insulation (2015)

Kenneth S. Parks (58)	Executive Vice President and Chief Financial Officer since January 2021; formerly Senior Vice President and Chief Financial Officer (2020); formerly Chief Financial Officer of Mylan N.V. (2016)

Paula J. Russell (44)

Executive Vice President, Chief Human Resources Officer since January 2021; formerly Senior Vice President, Chief Human Resources Officer (December 2019); formerly Vice President, Chief Human Resources Officer (April 2019); formerly Vice President of Total Rewards and Center of Excellence (2018); formerly Vice President of Total Rewards (2017); formerly Vice President of Human Resources, Composites (2012)

Marcio A. Sandri (58)	President, Composites since May 2018; formerly Vice President Global Strategy and Operations, Composites (2017); formerly Vice President and General Manager, Composites (2007)

Kelly J. Schmidt (56)	Vice President, Controller since April 2011

Daniel T. Smith (57)	Executive Vice President, Chief Growth Officer since January 2021; formerly Senior Vice President, Chief Growth Officer (2019); formerly Senior Vice President, Organization and Administration (2014)

Gunner S. Smith (48)	President, Roofing since August 2018, formerly Vice President of Distribution Sales for Roofing (2012)

[1]

Information in parentheses indicates year during the past five years in which service in position began. The last item listed for each individual represents the position held by such individual at the beginning of the five-year period.

BENEFICIAL OWNERSHIP OF SHARES

The information in the table below sets forth those persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by Owens Corning to be the beneficial owners of more than 5% of Owens Corning common stock as of February 17, 2022 (except as noted below). Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on outstanding shares of Owens Corning common stock as of February 17, 2022. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS

Common Stock	BlackRock, Inc.(1)	11,559,475	11.67%

Common Stock	The Vanguard Group(2)	9,777,972	9.87%

(1)

Based solely upon an Amended Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, beneficially owned 11,559,475 shares of our common stock, with sole voting power over 10,619,936 shares and sole dispositive power over 11,559,475 shares as of December 31, 2021.

(2)

Based solely upon a Schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, beneficially owned 9,777,972 shares of our common stock, with shared voting power over 75,309 shares, sole dispositive power over 9,634,199 shares and shared dispositive power over 143,773 shares as of December 31, 2021.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

The following table contains information, as of February 17, 2022, unless otherwise indicated, about the beneficial ownership of Owens Corning’s common stock by the executive officers and directors as a group and each named executive officer and director, individually, in accordance with Rule 13d-3 under the Exchange Act, as well as ownership of certain other Owens Corning securities. Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 99,068,126 outstanding shares of Owens Corning common stock as of February 17, 2022. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

DIRECTORS AND EXECUTIVE OFFICERS	BENEFICIAL OWNERSHIP OF COMMON STOCK	PERCENT OF CLASS	OWNERSHIP OF OTHER SECURITIES	TOTAL OWNERSHIP OF COMMON STOCK AND OTHER SECURITIES (4)

Eduardo E. Cordeiro	7,313 (1)	(5)

Adrienne D. Elsner	10,739 (1)	(5)

Alfred E. Festa	3,850 (1)	(5)

Edward F. Lonergan	39,224 (1)	(5)

Maryann T. Mannen	19,276 (1)	(5)

Paul E. Martin	1,433 (1)	(5)

W. Howard Morris	38,590 (1)	(5)

Suzanne P. Nimocks	27,659 (1)	(5)

John D. Williams	43,274 (1)	(5)

Brian D. Chambers	135,001 (2)	(5)	65,083 (3)	200,084 (2)(3)

Kenneth S. Parks	1,213	(5)	30,375 (3)	31,588 (3)

Gina A. Beredo	-	(5)	18,609 (3)	18,609 (3)

Marcio A. Sandri	41,305 (1)(2)	(5)	14,869 (3)	56,174 (1)(2)(3)

Daniel T. Smith	20,463 (2)	(5)	35,434 (3)	55,897 (2)(3)

Executive officers and directors as a group (19 persons)	437,074 (1)(2)	(5)	228,331 (3)	665,405 (1)(2)(3)

(1)

Includes deferred vested stock over which there is currently no investment or voting power, as follows: Mr. Cordeiro, 7,313; Ms. Elsner, 10,739; Mr. Festa, 3,850; Mr. Lonergan, 37,224; Ms. Mannen, 19,276; Mr. Martin, 1,433; Mr. Morris, 33,996; Ms. Nimocks, 24,863; Mr. Williams, 43,274; Mr. Sandri, 23,885; and all executive officers and directors as a group (19 persons), 207,203.

(2)

Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options within 60 days after February 17, 2022, as follows: Mr. Chambers, 16,700; Mr. Sandri, 11,600; Mr. Smith, 3,775; and all executive officers and directors as a group (19 persons), 38,175.

(3)

Includes restricted stock units and deferred unvested restricted stock units over which there is currently no investment or voting power, as follows: Ms. Beredo, 18,609; Mr. Chambers, 65,083; Mr. Parks, 30,375; Mr. Sandri, 14,869; Mr. Smith, 35,434; and all executive officers and directors as a group (19 persons), 228,331.

(4)

Does not include outstanding performance share units, which do not have voting or investment power, and which may vest from 0% to 200% in shares of common stock at the end of a three-year performance period.

(5)	Represents less than 1%.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION

OUR PERFORMANCE

In 2021, Owens Corning delivered record revenues and increased cash flow generation, expanded operating margins across its businesses, and continued to deliver strong adjusted earnings before interest and taxes (“adjusted EBIT”)1 amid dynamic market conditions. The Company’s performance was driven by strong volumes and outstanding commercial and operational execution across the organization. All of this was accomplished despite the persisting impacts of the COVID-19 pandemic.

Across our Company – in every region – we continue to differentiate ourselves and build market-leading positions through our commercial strength, manufacturing expertise, high-performing teams, material science innovation, and ability to deliver sustainable solutions. In 2021, we introduced a new strategy for our Company that lays out our long-term priorities to significantly expand our current growth potential and leverage our unique enterprise capabilities. The three key elements of this strategy are: strengthening our position in core building and construction products, expanding our multi-material system offerings, and developing prefabricated building envelope solutions. Our enterprise capabilities and strategy position us well to grow our Company, help our customers win in the market, and deliver value to our shareholders in 2022 and beyond.

As described in this section, we believe compensation should align with and enhance long-term shareholder value. Given our underlying pay-for-performance philosophy, a significant portion of compensation for our executives is “at-risk” and reflects our business performance. In 2021, this resulted in above-target payouts for our short-term incentive plan, and target payouts for our long-term incentive plan. Our executive compensation plans were not modified during the course of 2021 or on a discretionary basis after the end of the year, and payouts as reflected in this section are based on the programs as they were originally designed.

OUR PANDEMIC RESPONSE

The COVID-19 pandemic continued to impact businesses and industries, communities, and families across the world in 2021. Against this challenging backdrop that included inflation and a tight supply environment, our global teams, especially in supply chain, manufacturing, customer service, and sales, continued to work extremely hard to respond to challenges, increase our production, and meet the needs of our customers.

The results described in the “Our Performance” section above were accomplished while maintaining our unconditional commitment to keeping each other, as well as our customers and suppliers, healthy and safe. Our results demonstrated the resiliency of our team, the strength of our commercial and operational execution, and the durability of the earnings power of our Company.

OUR PEOPLE

At Owens Corning, our leaders are relentlessly focused on growth – growth of our Company, our talent, and our communities. This focus permeates everything we do, including our multi-year journey of talent development that has shaped the leaders we invest in and promote. Our leaders are accountable to drive results, build connections, and explore new ideas to execute on our ambitious growth agenda. They must do this while fostering an environment that encourages inclusion and diversity to enable high-performing teams, continually enhance our positive work environment, and develop and retain outstanding talent.

We provide you with the following information concerning the objectives, principles, decisions, material elements, processes, amounts, and rationale underlying the compensation of our Named Executive Officers (“NEOs”). For 2021, our NEOs are:

NAME	TITLE	PERIOD OF EMPLOYMENT

Brian D. Chambers	Board Chair, President and Chief Executive Officer	April 2011 - present July 2000 - August 2007

Kenneth S. Parks	Executive Vice President, Chief Financial Officer (“CFO”)	September 2020 - present

Gina A. Beredo	Executive Vice President, General Counsel and Corporate Secretary	June 2021 - present

Daniel T. Smith	Executive Vice President, Chief Growth Officer	September 2009 - present

Marcio A. Sandri	President, Composites	August 2000 - present

[1]	Reconciliation and further information for certain non-GAAP measures may be found for EBIT and adjusted EBIT on pages 25 and 26 of our 2021 Form 10-K filed with the SEC on February 16, 2022.

OUR SHAREHOLDER OUTREACH

We remain committed to transparency and two-way communication with our investors so they understand our executive compensation program, including how it aligns the interests of our executives with those of our shareholders, and how it rewards the achievement of our objectives. We also want to understand our shareholders’ views about our executive compensation program.

To this end, in 2021 we continued our shareholder outreach program under which we provide consistent, periodic opportunities for our investors to provide their perspectives on our executive compensation and ESG programs. This outreach program is distinct from our broader investor relations efforts, which are more focused on the Company’s financial performance. Our governance outreach program currently consists of three main pillars, as described below.

OUTREACH TYPE	APPROXIMATE TIMEFRAME	PURPOSE

Proxy Off-Season	Fall/Winter	Solicit shareholder feedback more broadly on governance, executive compensation, and environmental and social issues

Proxy Season	After filing proxy statement	Solicit shareholder feedback on proxy statement and proposals

Post-Annual Meeting	Fall	Engage with shareholders to understand their votes at the most recent Annual Meeting of Shareholders

Since filing our prior proxy statement in March 2021, we carried out two distinct communication efforts with investors on governance topics. Our most recent communication in Fall 2021 reached more than 70 of our top investors, collectively holding approximately 80% of our outstanding shares, with the goal of receiving feedback on governance, executive compensation, and environmental and social issues. The Company held meetings with several of the shareholders who were contacted via these outreach efforts. Shareholder feedback has been positive with regard to the Company’s executive compensation program design and performance criteria, which has been reinforced by these outreach meetings.

Additionally, at our 2021 Annual Meeting we provided our shareholders with the opportunity, on an advisory basis, to approve or vote against the compensation of our NEOs (“Say-on-Pay”). Approximately 90% of the votes cast on this proposal approved the NEOs’ compensation. Owens Corning considers shareholder feedback as it shapes its governance and executive compensation programs and policies, as well as its disclosures. Recent examples of disclosures added after conducting shareholder outreach include a Board Skill Matrix and additional information on environmental and social initiatives, both of which have been incorporated into this Proxy Statement.

Environmental, Social & Governance Goals

Our shareholders have expressed heightened interest and appreciation of our sustainability programs and achievements, as well as our investments in building an inclusive and diverse culture. In response to shareholder feedback and in recognition of the Company’s ongoing commitment to safety, sustainability, and inclusion and diversity, we are continuing to enhance how we disclose our ESG goals and results.

Progress against ESG goals influence the Compensation Committee’s assessment of the NEOs’ annual performance and compensation decisions.

CATEGORY	OBJECTIVE

Safety	Year-over-year improvement in safety performance

Sustainability

Greenhouse gas emissions (“GHG”): Continue to reduce GHG year-over-year in support of our 2030 sustainability goal of 50% reduction

Waste to Landfill: Continue to reduce waste to landfill in support of our 2030 sustainability goal of zero waste to landfill

Inclusion & Diversity

Inclusion: Advance our culture of appreciation through programs and initiatives that ensure a bias-free employee experience

Diversity: Increase women and people of color in leadership roles in alignment in support of our 2030 sustainability goals of 35% female representation (globally) and 22% people of color representation (United States only)

2021 EXECUTIVE COMPENSATION PROGRAM

Considering the effectiveness of our programs and shareholder support, as evidenced by the Say-on-Pay vote outcome at our most recent Annual Meeting of Shareholders, the Compensation Committee (the “Committee” for purposes of this Compensation Discussion and Analysis), generally maintained the same program design for 2021. The performance share units include a new metric related to free cash flow conversion, in addition to continued use of total shareholder return and return on capital metrics. The following table summarizes the major elements of our executive compensation plans for the NEOs:

PAY ELEMENT	FORM	METRIC	PERFORMANCE PERIOD	OBJECTIVE

Base Salary	Cash	N/A	N/A	Provide a base level of compensation sufficient to attract, retain, and motivate executives

Annual Incentive Award	Cash	75% Corporate performance: • 40% Owens Corning adjusted EBIT • 20% Composites EBIT • 20% Insulation EBIT • 20% Roofing EBIT 25% Individual performance	1 year	Motivate executives to meet and exceed Company and business financial goals, ESG goals, and individual performance objectives

Long-Term Incentive Award	Restricted Stock Units (40%)	N/A	4 years	Provide equity-based compensation opportunities that align the interests of executives and shareholders
	PSUs (TSR) (20%)	Performance Share Units (PSUs) based on total shareholder return (TSR) relative to companies that make up the Dow Jones Construction and Materials Index as of the beginning of the performance period	3 years
	PSUs (ROC) (20%)	PSUs based on adjusted return on capital metric (ROC)	3 years

	PSUs (FCFC) (20%)	PSUs based on free cash flow conversion metric (FCFC)	3 years

Additional details and rationale for 2021 compensation decisions are provided in later discussion in this Compensation Discussion and Analysis.

HOW WE MAKE COMPENSATION DECISIONS

OUR EXECUTIVE COMPENSATION PHILOSOPHY

The Committee believes that executive compensation opportunities should align with and enhance long-term shareholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in our guiding principles. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable value for our shareholders.

GUIDING PRINCIPLES

PAY FOR PERFORMANCE	SHAREHOLDER ALIGNMENT	LONG-TERM FOCUS
A substantial majority of pay is variable, contingent, and directly linked to Company and individual performance.

The financial interests of executives are aligned with the long-term interests of our shareholders through stock-based compensation and performance metrics that correlate with long-term shareholder value.

For our NEOs, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives align with the three key elements of our strategic plan and enhance sustainable long-term performance.

COMPETITIVENESS	BALANCE	GOVERNANCE/COMMUNICATION

Total compensation should be sufficiently competitive to attract, retain, motivate, and reward a leadership team capable of maximizing Owens Corning’s performance. Each element is generally compared to peers and the broader marketplace for executive talent.

Our compensation program is designed to be challenging, but fair. Executives should have the opportunity to earn market- competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median levels.

Feedback from shareholders is solicited and factored into the design of our compensation program. Clear design enables ease of communication for all stakeholders.

ROLE OF THE COMMITTEE

The Committee, which consists of all independent directors, is responsible for overseeing the development and administration of our executive compensation program. In this role, the Committee approves all compensation actions concerning our CEO and the other NEOs. The Committee’s other responsibilities include:

•

reviews at least annually the goals and objectives of the Company’s executive compensation plans and amends, or recommends that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•

reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•

evaluates annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the Chief Executive Officer’s compensation level based on this evaluation;

•

in consultation with the CEO, approves the pay structure, salaries, and incentive payments of all other executive officers of the Company, as well as the funding level of the Company’s annual and long-term incentive plans; and

•	reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

The Chief Human Resources Officer and the independent compensation consultant assist the Committee with these responsibilities. The Committee’s charter, which sets out the Committee’s responsibilities, can be found on our website at: http://www.owenscorning.com.

ROLE OF THE COMPENSATION CONSULTANT

The Committee retained the services of Meridian Compensation Partners, LLC (“Meridian” or the “Consultant”) to serve as its executive compensation consultant for 2021. In this capacity, the Consultant advised the Committee on a variety of subjects consisting of compensation plan design and trends, pay for performance analytics, and comparative compensation norms. While the Consultant may make recommendations on the form and amount of compensation, the Committee decides the compensation of our NEOs.

The Consultant reported directly to the Committee, participated in meetings as requested, and communicated with the Committee Chair between meetings as necessary. In 2021, the Consultant attended all of our Committee meetings.

The Committee reviewed the qualifications and assessed the independence of the Consultant during 2021. The Committee also considered and assessed all relevant factors, including those required by the SEC and the NYSE, which could give rise to a potential conflict of interest. Based on these reviews, the Committee did not identify any conflicts of interest raised by the work performed by the Consultant. Meridian does not perform other services for or receive other fees from Owens Corning. The

Committee has the sole authority to modify or approve the Consultant’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement, and hire a replacement or additional consultant at any time.

COMPETITIVE POSITIONING

PEER GROUP

The Committee utilizes a peer group of 14 companies when assessing the competitiveness of executive compensation and the appropriateness of compensation program design. These companies are either in the building materials industry, serve related markets, or use manufacturing processes similar to Owens Corning, and have size (measured in annual sales, market capitalization or number of employees) or complexity comparable to Owens Corning. This peer group is reviewed regularly by the Committee to ensure the relevance of the companies to which we compare ourselves.

The peer group for 2021 compensation decisions was comprised of the following companies, which did not change from 2020:

A.O. Smith Corporation	Masco Corporation
Ball Corporation	Mohawk Industries, Inc.
Celanese Corporation	O-I Glass, Inc.
Eastman Chemical Company	PPG Industries, Inc.
Fortune Brands Home & Security, Inc.	RPM International, Inc.
Lennox International Inc.	The Sherwin-Williams Company
Louisiana-Pacific Corporation	Stanley Black & Decker, Inc.

Effective January 1, 2022, the Committee added Trane Technologies plc and Greif, Inc. as peer companies. The Committee believes these changes maintain a balance between company size/revenue, industry, global scope, manufacturing footprint, and presence as a competitor for executive talent.

While compensation data from the peer group serves as comparison data, the Committee supplements this information with data from compensation surveys covering general industry companies of similar size based on annual sales. This additional data, compiled by the Consultant, enhances the Committee’s knowledge of trends and market practices. Owens Corning did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in our compensation analysis.

MARKET MEDIAN COMPENSATION

To help ensure that our compensation program is appropriately competitive, the Committee believes the target opportunity of each key compensation element (base salary, annual incentive, and long-term incentive) should generally align with market median practices. As such, the compensation opportunities, when granted, correspond to the market median practices of peer companies with additional performance criteria that awards significant value only when the Company outperforms the targets set by the Committee.

Individual pay opportunities may fall above or below these targets based on the executive’s performance and the Committee’s discretion. In exercising its discretion, the Committee considers Company and individual performance, time in job and experience, job scope, and any other factors that it determines to be relevant and consistent with program objectives and shareholder interests.

HOW WE STRUCTURE OUR COMPENSATION

PRINCIPAL ELEMENTS OF COMPENSATION

The following principal elements make up our NEOs’ compensation program:

CASH COMPENSATION		LONG-TERM INCENTIVES		RETIREMENT
Base Salary	Annual Incentive	Restricted Stock Units	Performance Share Units	401(k) Savings Plan Non-Qualified Deferred Compensation and Restoration Plan

CASH COMPENSATION

BASE SALARY

To help Owens Corning attract, retain, and motivate the most qualified executive talent, we provide executive base salaries generally targeted at the median of competitive market practices. Each year, the Committee reviews recommendations from the CEO regarding base salary adjustments for his direct reports, including the other NEOs. The Committee has discretion to modify or approve the CEO’s base salary recommendations and the CEO does not participate in the Committee’s determination of his own base salary. 2021 base salary increases were driven by job scope and responsibilities, experience, tenure, individual performance, retention risk, gaps to market median pay practices, and internal equity.

ANNUAL INCENTIVE

Annual incentives are delivered through the annual Corporate Incentive Plan (“CIP”). Funding under the 2021 CIP for all NEO awards was determined based on performance as measured against corporate and individual performance goals. Incentive awards for the NEOs are based 75% on corporate performance measures and 25% on individual performance. Award amounts for each component may be earned from 0% to 200% of targeted levels, based upon performance. The Committee assesses the individual performance of the CEO, and reviews and approves the CEO’s assessment of individual performance of the other NEOs in determining the individual performance component of CIP awards. The overall corporate component is earned based upon the achievement of pre-determined financial goals as described below. Awards are paid in the form of a lump-sum cash payment.

At the beginning of each year, the Committee selects the overall corporate performance objectives, or funding criteria, that are used to determine the funding of the corporate performance component (75% of the target award) for the annual CIP. For 2021, the Committee selected specific levels of adjusted EBIT as the performance metric based on the view that total shareholder return correlated with sustained earnings growth, which Owens Corning measures through adjusted EBIT performance, our measure of profitability. Earnings metrics are the most prevalent annual incentive metrics used by Owens Corning peers. Because of the importance of driving profitable growth, adjusted EBIT is weighted at 75% within the annual incentive opportunities. Owens Corning (consolidated) adjusted EBIT goals determine 40% of overall corporate funding, and performance of the Composites, Insulation, and Roofing businesses against their respective EBIT goals each contribute 20% to overall corporate funding. Despite the pandemic, no adjustments were made to the company’s performance incentive goals for 2020 or 2021.

Funding for each of the corporate components of the CIP can independently range, based on consolidated or business performance, from Threshold performance (50% CIP funding), to Target performance (100% CIP funding), to Maximum performance (200% CIP funding). For consolidated or business performance falling below Threshold, that portion of the award would not fund. For performance between Threshold and Target or Target and Maximum, CIP funding would fall proportionately between the corresponding funding levels. For example, for performance falling halfway between Threshold performance and Target performance, the resulting CIP funding would be 75%, which is halfway between Threshold funding at 50% and Target funding at 100%. This straight-line mathematical interpolation is performed separately for Owens Corning, Composites, Insulation, and Roofing adjusted EBIT performance and the results are aggregated by applying a 40% weight to consolidated funding and 20% weight to the funding of each business.

When establishing 2021 Threshold, Target, and Maximum CIP performance requirements, the Committee used a variety of guiding principles, including:

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Target performance levels generally correspond with the results and the business objectives called for in the Board-reviewed operating plan (a comprehensive strategic business plan for the Company) for the year. Whether the Target performance level can be attained is a function of the degree of difficulty associated with the operating plan.

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Threshold performance levels will be set at a level of acceptable performance that warrants below-market compensation. CIP performance levels between Threshold and Target are intended to compensate participants below the targeted median, which the Committee believes is appropriate for a performance-based incentive plan.

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The Maximum performance level is also determined based on the Committee’s view of the degree of difficulty of the operating plan–the more difficult the operating plan and, therefore, the Target performance level, is to achieve, the less incremental performance (above Target performance) is required to reach the Maximum.

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The Maximum performance level will be set so that it is difficult to achieve and would deliver clear outperformance compared to the operating plan, with the mindset that Maximum performance significantly benefits the Company’s shareholders and warrants CIP funding at or near Maximum.

•	CIP awards between Target and Maximum should reflect a level of performance that distinguishes the Company and its leaders, and translates into increased shareholder value.

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The Committee retains discretion to reduce awards or not pay CIP compensation even if the relevant performance targets are met, and to adjust performance targets based on timing and materiality of transactions, charges, or accruals.

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Based on timing of material transactions, the Committee may exclude the impact of a divestiture/acquisition (for example, not allow the additional EBIT of an acquired business to fund the CIP), or may include the impact of the acquisition (for example, include the acquired business’ EBIT after increasing the performance levels required to fund the CIP), it being the Committee’s intent to avoid funding windfalls and reward acquisition synergy capture.

Individual performance goals for the CEO are established and reviewed by the Committee and Board at the beginning of each year (see goal setting discussion below). For the remaining NEOs, the CEO and each officer establish and agree upon performance objectives which serve as the individual performance goals for that officer for the year. At the close of each year, the Committee evaluates the performance of the CEO against the established performance and ESG goals, in addition to other factors described below, and determines the level of funding of the individual component of the award. Similarly, the CEO reviews performance of the other NEOs against their individual goals and based on this assessment and other factors described below, the CEO makes a recommendation to the Committee. The Committee then determines the actual payout under the individual component of the CIP for such NEOs based on the recommendations of the CEO and its discretion, all subject to overall CIP funding levels.

LONG-TERM INCENTIVE

We believe long-term incentive opportunities should align NEO behaviors and results with key enterprise drivers and the interests of shareholders over an extended period. Our long-term incentive program (“LTI”) is an equity-based program that uses a combination of Restricted Stock Units and Performance Share Units. For 2021 NEO awards, the mix of LTI vehicles was as follows:

Restricted Stock Units generally vest at a rate of 25% per year over a four-year period. Performance Share Units use overlapping three-year performance cycles, with a new three-year cycle beginning each year. Our Return on Capital-based Performance Share Units (“ROC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of predetermined adjusted return on capital metrics. Despite the pandemic, no adjustments were made to the performance levels associated with our PSUs for 2020 and 2021. Our total shareholder return-based Performance Share Units (“TSR PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on the Company’s total shareholder return relative to the companies that made up the Dow Jones Construction and Materials Index (the “Index”), as of the beginning of the performance period. Our Free Cash Flow Conversion-based Performance Share Units (“FCFC PSUs”) generally vest after the completion of the three-year performance period and deliver shares based on achievement of predetermined free cash flow conversion metrics. We believe the majority of awards should be performance-based and at-risk. Accordingly, the aggregate LTI award’s total value is allocated 40% to Restricted Stock Units, 20% to ROC PSUs, 20% to TSR PSUs, 20% to FCFC PSUs, and then each allocation is divided by the grant date stock price to determine the number of Restricted Stock Units and target Performance Share Units that are granted.

PERFORMANCE SHARE UNITS – RETURN ON CAPITAL

For the 2021-2023 performance cycle, ROC PSUs will fund from 0% to 200% based upon adjusted return on capital achieved during each year of the three-year performance period. Each annual funding outcome will be averaged to determine the award payout. Adjusted return on capital for each fiscal year is calculated as adjusted EBIT less adjusted taxes, divided by the sum of average net fixed assets, average working capital, and post-emergence goodwill, and intangibles. This formula may be adjusted for material transactions, accruals or charges as approved by the Committee and thus may differ from return on capital that may be discussed in the context of our financial statements and other public disclosures. For the 2021-2023 performance cycle, 0% funding will be provided below threshold performance. Threshold adjusted return on capital performance, which would provide for 50% funding, was set at 7.5% adjusted return on capital, as a proxy for the Company’s long-term cost of capital. Maximum performance, which would provide for 200% funding, was set at 12.5% adjusted return on capital. Target performance, which would provide for 100% funding, was set at 10% adjusted return on capital. Payout will be interpolated on a straight-line mathematical basis for performance between Threshold and Target, or between Target and Maximum.

PERFORMANCE SHARE UNITS – TOTAL SHAREHOLDER RETURN

For the 2021-2023 performance cycle, the TSR PSUs will fund from 0% to 200% based upon the Company’s total shareholder return as a percentile of the companies included in the Index as of the beginning of the performance period. The Index comparator group was selected as a peer group that is specific to our industry and aligned to our markets and global exposure.

Threshold funding (0% payout) for the TSR PSUs applies up to the 25th percentile of the Index. Target funding (100% payout) is achieved at the 50th percentile. Maximum funding (200% payout) is earned at and above the 75th percentile. Payout is interpolated on a straight-line mathematical basis for performance between Threshold and Target, and between Target and Maximum, and is capped at 100% if our TSR is negative. The following chart depicts the payout opportunity for the 2021 TSR PSU award:

PERFORMANCE SHARE UNITS – FREE CASH FLOW CONVERSION

Free cash flow conversion was introduced as a long-term incentive metric in 2020 and continues to be a critical objective within the Company’s overall capital management, shareholder return, and enterprise growth strategy. Free cash flow conversion is a non-GAAP measure calculated as net cash flow provided by operating activities less cash paid for property, plant, and equipment divided by adjusted earnings.

For the 2021 – 2023 performance cycle, the FCFC PSUs, will fund from 0% to 200% based upon annual free cash flow conversion during each year of the three-year performance period. Each annual funding outcome will be averaged to determine the award payout. For the 2021-2023 performance cycle, 0% funding will be provided below threshold performance. Threshold free cash flow conversion performance, which would provide for 50% funding, was set at 75% free cash flow conversion. Maximum performance, which would provide for 200% funding, was set at 110% free cash flow conversion performance. Target performance, which would provide for 100% funding, was set at 100% free cash flow conversion. Payout will be interpolated on a straight-line mathematical basis for performance between Threshold and Target, or between Target and Maximum.

EMPHASIS ON VARIABLE PAY

85% of our CEO’s and 74% of our other NEOs’ target compensation (in other words, base salary, target annual incentive and long-term incentives) is at-risk compensation directly contingent on performance. Actual annual incentives and long-term incentive awards are subject to the achievement of pre-established performance requirements and designed to align to stockholder value. Base salary and other fixed elements of compensation are essential to any compensation program and enable the recruitment and retention of top talent. However, we believe that variable compensation for our most senior executives should significantly outweigh base salaries.

Our 2021 NEO compensation reflects this philosophy. The following charts illustrate the target pay mix for our CEO and other NEOs for 2021. Note the significant portion of compensation that is at-risk and performance-based.

HOW WE ASSESS PERFORMANCE

GOAL SETTING

Annually, the Committee establishes financial, strategic, and operational goals for the CEO related to three broad constituencies: shareholders, customers, and employees. The CEO’s goals are generally based upon the Company’s operations plan, which is reviewed by the Board.

Shareholder goals may include specific measurements of profitability, cash flow, capital efficiency, expense management, and outcomes related to environmental, social, and governance considerations. Customer goals may include new sources of revenue, geographic expansion, customer channel expansion, and new product development. Individual goals may include succession planning for key roles, improved workplace safety, improved leadership inclusion and diversity, and validation of program efficacy through external recognition.

We also believe it is important to embed compliance and risk management in all our business processes, including objective setting. The framework adopted by the Committee considers compliance and risk management objectives in evaluating overall performance.

CEO PERFORMANCE ASSESSMENT

In December of each year, the CEO prepares a self-review, discussing the progress made toward each of his individual goals, as well as the Company’s overall financial and operating performance. Each non-management director participates in an evaluation of CEO performance. The Lead Independent Director, in conjunction with the Compensation Committee Chair, led the Board’s assessment of Mr. Chambers’ performance for 2021 as CEO. The following table summarizes Mr. Chambers’ goals and achievements for 2021:

OBJECTIVE	RESULT
Environmental, Social, Governance

Deliver continuous improvement in safety performance.

Make progress with our 2030 sustainability goals, including environmental impact and diversity in leadership.

Foster an inclusive and diverse environment.

Achieved year-over-year reduction in the rate of recordable safety incidents. Achieved organizational milestones in both GHG emissions and waste-to-landfill. Increased the proportion of women and people of color in leadership roles, and continued to invest in inclusive and diverse development programs across the organization.

Financial Performance

Deliver adjusted EBIT and top line growth consistent with the internal business plan, market opportunities, and investor expectations for earnings and cash flow. Demonstrate operational flexibility and strong operating margins.

Delivered record revenue, record adjusted EBIT, and double-digit adjusted EBIT margins. Maximized company performance by successfully navigating inflationary pressures, supply chain disruptions, and a dynamic labor market.

Balance Sheet

Deliver 100% free cash flow conversion as a percentage of adjusted net income, through strong management of working capital and capital expenditures. Execute capital allocation strategy that provides liquidity, maintains an investment-grade credit rating, and maintains our cash flow commitments to shareholders over the long term.

Exceeded free cash flow conversion objective in 2021 and returned significant cash to shareholders through share repurchases and dividends. Increased dividend to shareholders by 35% going into 2022 as a result of a strong long-term cash flow outlook. Maintained balance sheet flexibility to invest in growth opportunities consistent with enterprise strategy.

Enterprise Strategy
Develop and communicate a long-term vision and strategy for the enterprise, to guide investment decisions that will deliver long-term financial objectives and drive shareholder value creation.

With Board guidance and shareholder feedback, developed and broadly communicated an expanded enterprise vision and strategy. Completed vliepa GmbH acquisition within the Composites business and developed a strong, actionable pipeline of investment opportunities.

Talent
Execute on talent development and succession plans.

Consistent with enterprise strategy, expanded senior leadership team to include Chief Research & Development Officer. Leveraged deep succession planning to respond to dynamic labor market activity, supplementing with strategic external hires consistent with leadership diversity objectives.

Board Leadership
Enable Board alignment with key operational, strategic, talent and ESG initiatives, while ensuring strong governance and oversight. Recruit and onboard high quality, diverse board members.

Aligned a highly engaged Board with the long-term enterprise vision, strategy, and execution framework. Increased Board diversity by onboarding a new Board member. Successfully transitioned Lead Independent Director and Finance Committee Chair roles.

DETAILS REGARDING 2021 PAY DECISIONS FOR NAMED EXECUTIVE OFFICERS

In this section, we review and explain the specific 2021 compensation decisions for each of our NEOs.

CORPORATE INCENTIVE PLAN

For 2021, CIP funding for corporate performance was based upon adjusted EBIT. The performance criteria were set by the Committee in February 2021 and were not adjusted due to the pandemic. Target performance for the consolidated metric was set at $880 million for 2021, which represents an improvement over actual 2020 adjusted EBIT of $878 million. 2021 EBIT targets were set in an uncertain environment, with anticipation of inflation and supply chain disruptions due to the ongoing COVID-19 pandemic. The funding targets and outcomes were as follows (dollars displayed in millions):

CIP METRIC	THRESHOLD (50% FUNDING)	TARGET (100% FUNDING)	MAXIMUM (200% FUNDING)	2021 ACTUAL	FUNDING	WEIGHT

Consolidated Adjusted EBIT	$690	$880	$970	$1,415	200%	40%

Composites EBIT	$160	$210	$240	$376	200%	20%

Insulation EBIT	$215	$275	$300	$446	200%	20%

Roofing EBIT	$435	$540	$595	$753	200%	20%

			TOTAL FUNDING		200%

The NEOs’ awards for the individual performance component (weighted at 25%) of the CIP are described below and are subject to downward discretion by the Committee based upon its assessment of the individual performance of each NEO for 2021. As described below, the factors considered in assessing individual performance were: the performance of business or functional areas for which the individual is accountable, achievement of predetermined qualitative goals, impact on the organization, and talent development.

Individual performance is based on a discretionary holistic assessment of the NEO’s overall performance. The Committee determined the CEO’s individual award based upon its assessment of his performance during 2021. For the other NEOs, the assessment was made by the CEO for each NEO on an individual basis and reviewed and approved by the Committee in its discretion. When assessing individual performance, the considerations by the CEO and the Committee included those referenced above when determining base salary, as well as a comparison among the NEOs to determine their relative contributions to the Company’s business results, with the goal to differentiate awards based on performance. The Committee received recommendations from the CEO, assessed his performance evaluation for each of the other NEOs and applied its judgment consistent with the factors described above to review and approve the CIP payouts for each NEO for 2021. The table below summarizes each NEO’s award against their maximum payout opportunity under the CIP for 2021:

		CORPORATE PERFORMANCE (75% WEIGHTING)		INDIVIDUAL PERFORMANCE (25% WEIGHTING)
	TARGET CIP	MAX OPPORTUNITY @ 200%	ACTUAL FUNDING @ 200%	MAX OPPORTUNITY @ 200%	ACTUAL INDIVIDUAL AWARD	TOTAL 2021 CIP AWARD
Chambers	125%	$2,250,000	$2,250,000	$750,000	$562,500	$2,812,500
Parks	75%	$787,509	$787,509	$262,503	$164,054	$951,563
Beredo (1)	75%	$317,475	$317,475	$105,825	$58,204	$375,679
Smith	75%	$675,000	$675,000	$225,000	$140,625	$815,625
Sandri	75%	$652,501	$652,501	$217,500	$163,124	$815,625

(1)	Ms. Beredo’s 2021 CIP opportunity noted in the chart reflects a prorated opportunity calculated from an annual salary of $500,000 and based on the date she joined the Company (June 9, 2021).

LONG-TERM INCENTIVE PLAN

The value of actual 2021 LTI grants for the NEOs versus prior year grants are described below. To determine the 2021 grant levels, the Committee considered a variety of factors including individual performance, prior year awards, market median LTI award levels, total compensation versus market median, and the Company’s year-over-year improvement in performance from 2020 to 2021. The actual accounting charge for these awards is determined under ASC Topic 718 and may be more or less than the standardized value Owens Corning uses internally for grant size determination. Ms. Beredo was not employed by the Company for 2021 LTI grant.

	2020 LTI AWARD	2021 LTI AWARD
Chambers	$ 4,750,000	$ 5,500,000
Parks	N/A	$ 1,850,000
Beredo	N/A	See below
Smith	$ 1,100,000	$ 1,100,000
Sandri	$ 1,000,000	$ 1,100,000

For the 2019-2021 LTI performance cycle, funding criteria for the performance share units were based on the Company’s: (1) adjusted Return on Capital performance and (2) Total Shareholder Return relative to constituents of the Dow Jones Construction and Materials Index. Owens Corning’s adjusted Return on Capital performance resulted in a payout of 119% of target. Specifically, for 2019, 2020, and 2021, adjusted ROC performance was 9.5%, 10.6%, and 17.9% respectively, against a threshold of 7.5% and a target of 12.0% and a maximum of 14.0%. As noted above, adjusted Return on Capital reflects adjustments for material transactions, accruals, or charges as approved by the Committee. With regard to the Total Shareholder Return metric, Owens Corning’s stock performed at the 39th percentile versus companies in the Index, resulting in 56% funding. The value of the 2019-2021 LTI grant is included below in the 2021 Option Exercises and Stock Vested Table. Mr. Parks and Ms. Beredo were not employed by the Company in 2019, and therefore were not eligible to participate in this grant cycle.

GENERAL COUNSEL COMPENSATION

In connection with her appointment to General Counsel, Ms. Beredo’s compensation was determined by the Committee in consideration of market median compensation, her experience and tenure, and internal equity. Her base salary was set at $500,000 per year, and her annual incentive opportunity was set at 75% of base salary. Ms. Beredo’s annual incentive opportunity for 2021 has been prorated according to her time in role. Ms. Beredo received an appointment grant of $1.5 million in restricted stock units and $0.5 million in performance share units, both of which will vest on June 9, 2024, three years from her hire date. The performance share units will fund based on the performance criteria set by the Compensation Committee of the Board for 2021 LTI awards, as granted to other NEOs in 2021. Ms. Beredo also received a cash employment bonus of $100,000.

CEO AND OTHER NEO TOTAL DIRECT COMPENSATION DECISIONS

The following tables summarize the Committee’s decisions for the 2021 performance year. Unlike the 2021 Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2021, Total Direct Compensation shown in the following table instead includes long-term incentive awards granted in February 2022, which reflects an assessment of 2021 performance. This table should not be viewed as a replacement for the 2021 Summary Compensation Table or other compensation tables set forth below, as details of 2022 long-term incentive awards are not material to understanding compensation that was delivered in 2021.

Brian D. Chambers, Chair, President and Chief Executive Officer

COMPENSATION ELEMENT	2021
2021 Base Salary	$1,200,000
2021 Annual Incentive	$2,812,500
2022 Grant of Restricted Stock Units	$2,448,000
2022 Grant of Performance Share Units	$3,672,000
TOTAL DIRECT COMPENSATION	$10,132,500

2021 Other NEO Total Direct Compensation

COMPENSATION ELEMENT	PARKS	BEREDO (1)	SMITH	SANDRI
2021 Base Salary	$700,008	$500,000	$600,000	$580,000
2021 Annual Incentive	$951,563	$375,679	$815,625	$815,625
2022 Grant of Restricted Stock Units	$739,200	$360,000	$440,000	$480,000
2022 Grant of Performance Share Units	$1,108,800	$540,000	$660,000	$720,000
TOTAL DIRECT COMPENSATION	$3,499,571	$1,775,679	$2,515,625	$2,595,625

(1)	This reflects Ms. Beredo’s annualized salary. Her actual salary was prorated from her date of hire.

Kenneth S. Parks, Executive Vice President, Chief Financial Officer

Key 2021 measurement criteria for Mr. Parks included:

•	Effective capital allocation and access to capital markets;

•	Balance sheet management, capital adequacy, free cash flow conversion, forecasting, and external guidance;

•	Effective financial controls and systems;

•	Successful identification and execution of organic and inorganic growth opportunities;

•	Development of strong relationships with external constituents (investors, analysts, bankers, rating agencies, advisors); and

•	Talent development, inclusion and diversity, retention, and succession management.

As a result of his assessment of Mr. Park’s performance, Mr. Chambers recommended the Committee approve a payout of 181% of Target under the annual CIP for him. This is comprised of 200% funding for the corporate component of the award opportunity and 125% funding of the individual component. The Committee approved this award of $951,563. In addition, the Committee approved an aggregate long-term incentive award of $1,848,000, granted in February 2022.

Gina A. Beredo, Executive Vice President, General Counsel and Secretary

Key 2021 measurement criteria for Ms. Beredo included:

•	Successful onboarding and assimilation into General Counsel role including building strong relationships with the senior leadership team and board of directors;

•	Enable successful execution of strategic growth initiatives and manage enterprise risk as a trusted business partner;

•	Successful execution of intellectual property strategies and protections;

•	Talent development, inclusion and diversity, retention, and succession management;

•	Maintain a strong ethical and compliance-focused corporate culture; and

•	Partner with government officials to support key policy initiatives with Government Affairs team.

As a result of his assessment of Ms. Beredo’s performance, Mr. Chambers recommended the Committee approve a payout of 178% of Target under the annual CIP for her. This is comprised of 200% funding for the corporate component of the award opportunity and 110% funding of the individual component. Ms. Beredo’s CIP payout is prorated based on the date she joined the Company. The Committee approved this award of $375,679. In addition, the Committee approved an aggregate long-term incentive award of $900,000, granted in February 2022.

Daniel T. Smith, Executive Vice President, Chief Growth Officer

Key 2021 measurement criteria for Mr. Smith included:

•	Lead the enterprise strategy for the organization and partner with the senior leadership team on its execution;

•	Growth management system design, resourcing, and execution;

•	Digital and advanced manufacturing technology strategy design, resourcing, and execution; and

•	Talent development, inclusion and diversity, retention, and succession management.

As a result of his assessment of Mr. Smith’s performance, Mr. Chambers recommended the Committee approve a payout of 181% of Target under the annual CIP for him. This is comprised of 200% funding for the corporate component of the award opportunity and 125% funding of the individual component. The Committee approved this award of $815,625. In addition, the Committee approved an aggregate long-term incentive award of $1,100,000, granted in February 2022.

Marcio A. Sandri, President, Composites

Key 2021 measurement criteria for Mr. Sandri included:

•	Improvement in safety performance for the Composites business;

•	Deliver financial results for the Composites business;

•	Talent development, inclusion and diversity, retention and succession management;

•	Manufacturing excellence; and

•	Execution of commercial growth initiatives.

As a result of his assessment of Mr. Sandri’s performance, Mr. Chambers recommended the Committee approve a 187% payout under the annual CIP for him. This is comprised of 200% funding for the corporate component of the award opportunity and 150% funding of the individual component. The Committee approved this award of $815,625. In addition, the Committee approved an aggregate long-term incentive award of $1,200,000, granted in February 2022.

ADDITIONAL COMPENSATION PRACTICES

STOCK OWNERSHIP GUIDELINES AND HOLDING REQUIREMENTS

Stock ownership guidelines for our officers and directors are designed to closely link their interests with those of our shareholders. These stock ownership guidelines provide that the CEO must own stock with a value of six times his base salary and each other NEO must own stock with a value of three times his or her base salary. As of the date of this Proxy Statement, all NEOs hold stock in excess of the applicable ownership guidelines, with the exception of Ms. Beredo, who was hired in 2021. Outside directors are required to own shares with a value of five times the maximum annual cash retainer. All outside Directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines applicable to our directors. Owens Corning does not have a specific time for executives or directors to meet their stock ownership requirements; however, executives and directors are required to hold all stock until ownership requirements are met. For further details on actual ownership, please refer to the Security Ownership of Certain Beneficial Owners and Management table provided earlier in this Proxy Statement.

COMPENSATION-BASED RISK ASSESSMENT

The Committee believes that although the majority of compensation provided to the NEOs is performance-based, our compensation programs for all employees do not encourage behaviors that pose a material risk to the Company. The design of our employee compensation programs encourages balanced focus on both the short-term and the long-term operational and financial goals of the Company. The Company reviewed the risks associated with its global compensation program and reviewed the results with the Committee during 2021. As a result, the Committee continues to believe that there are no risks arising from employee compensation programs that are reasonably likely to have a material adverse effect on the Company.

TIMING OF EQUITY AWARDS

The Company does not have any program, plan, or practice to time equity grants in coordination with the release of material, non-public information. Annual awards of restricted stock units and performance share units are granted on the date of the Committee’s annual first quarter meeting. The Company may also grant equity awards to newly-hired or promoted executives, effective on the start or promotion date.

PERQUISITES

The NEOs participate in the same health care and other employee benefit programs that are generally available for all salaried employees. The Committee has eliminated executive perquisites.

DEFERRED COMPENSATION PLAN

The Company maintains a nonqualified deferred compensation plan under which certain employees, including the NEOs, are permitted to defer receipt of some or all of their base salary and cash incentive awards under the CIP. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or Owens Corning stock. The deferred compensation plan is not funded, and participants have an unsecured commitment from the Company to pay the amounts due under the plan. When such payments become distributable, the cash will be distributed from general assets.

The Company also provides a 401(k) restoration match to restore benefits that are limited in the qualified 401(k) Savings Plan due to IRS rules. The benefit is calculated as the Company contribution the employee would have received absent IRS pay limits and nonqualified deferrals, less the actual Company contribution to the 401(k) Savings Plan. Eligible participants must be employed at the end of the calendar year to receive this benefit, which is added to unfunded deferred compensation accounts annually and administered to comply with Section 409A of the Internal Revenue Code.

In addition, certain employees, including NEOs, may voluntarily defer receipt of some or all of their stock-based awards granted under the LTI program.

We provide the opportunity to defer compensation in an effort to maximize the tax efficiency of our compensation program. We believe that this benefit, along with the 401(k) restoration match, is an important retention and recruitment tool as many of the companies with which we compete for executive talent provide similar plans to their executive employees.

POST-TERMINATION COMPENSATION

We have entered into severance agreements with our Vice Presidents, including the NEOs. These agreements were approved by the Committee. The severance agreements were adopted for the purpose of providing for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause as this term is defined in the severance agreements. We believe that these agreements are important to recruiting and retaining our officers, as many of the companies with which we compete for executive talent have similar agreements in place for their executive employees. Based on practices among peer companies and consistent with the interests and needs of the Company, the Committee determined an appropriate level of severance payments and the circumstances that should trigger such payments. Therefore, the severance agreements with the NEOs provide, under certain termination scenarios, up to two years of pay and benefits. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid in the same manner as the regular payroll over a 24-month period. Health care coverage provided under the severance agreements is provided in kind. Additional specific information regarding potential payments under these severance agreements is found under the heading, “Potential Payments upon Termination or Change-in-Control.”

TAX DEDUCTIBILITY OF PAY

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), generally places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to any covered employee under Section 162(m).

The Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Committee believes that the tax deduction limitation should not compromise our ability to design and maintain executive compensation arrangements that will attract and retain executive talent.

DISCLOSURE OF SPECIFIC INCENTIVE TARGETS

With respect to both the CIP and LTI, detail on the specific financial performance targets under these criteria for performance periods completed during the reporting period has been disclosed above. However, certain performance targets for ongoing and future performance periods may not be disclosed because they are substantially based on the prospective strategic plans and corporate objectives of the Company, and disclosure of these prospective specific performance targets is not material to an understanding of our NEO compensation for 2021. Such performance goals do not have a material impact on the compensation actually received in, or attributable to, the 2021 reported period. As described above, and as evidenced by the targets and outcomes described for the completed performance periods for the incentive compensation plans, the performance targets selected have a degree of difficulty which the Committee considers to be challenging but achievable. The Committee establishes the goals at the beginning of the performance period at levels that reflect our internal, confidential operations plan. These goals are within the ranges of what we have publicly disclosed for completed performance periods, and accordingly require a high level of financial performance in the context of the current business climate and over the performance periods to be achieved.

COMPENSATION GOVERNANCE PRACTICES

We consider it to be good governance to monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

Review of Pay versus Performance	The Committee continually reviews the relationship between compensation and Company performance.
Median Compensation Targets

All compensation elements for our executives are initially targeted at the median of our competitive marketplace for talent and positioned within a reasonable range based on actual experience and performance.

Performance Metrics

The Committee annually reviews performance goals for our annual and long-term incentive plans to assure the use of challenging, but fair metrics and targets. Additionally, the Committee reviews the cost of our plans at various performance levels to ensure that shareholders are appropriately benefiting from performance outcomes.

Clawback of Compensation

If the Board determines that an Executive Officer has engaged in fraud, willful misconduct, a violation of Company policy, or an error was committed, that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation, including cash incentive awards and all forms of equity-based compensation, awarded to or earned by Executive Officers during the respective fiscal periods affected by the restatement. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee may seek recoupment from Executive Officers as it deems appropriate based on a consideration of the facts and circumstances and applicable laws and policies.

Meaningful Stock Ownership Guidelines	Our stock ownership requirements are rigorous: six times base salary for the CEO, three times base salary for other NEOs, and five times maximum annual cash retainer for Board members.
No Hedging

Owens Corning has adopted a “Policy Prohibiting Hedging or Pledging Owens Corning Securities.” Pursuant to this Policy, non-employee directors, officers, company insiders and all other employees who hold Owens Corning common stock as a result of their participation in the Owens Corning Stock Plan are prohibited from engaging in any transaction in which they profit if the value of Owens Corning common stock falls. This includes trading and/or entering into hedging transactions at any time in publicly traded options, puts, calls, straddles, strips or any other securities derived from or relating to Owens Corning securities.

No Pledging	Directors and NEOs, as well as all officers of the Company, are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account.
No Repricing Without Shareholder Approval	Stock option exercise prices are set to equal the grant date market price and may not be reduced or replaced with stock options with a lower exercise price without shareholder approval.
Market-Competitive Retirement Programs

We eliminated defined benefit pension benefits for U.S. salaried employees hired after January 1, 2010 and froze existing salaried pension benefits to future accruals at the same time. Our NEOs participate in the Company’s 401(k) plan and are eligible for a Company match on amounts in excess of statutory limits.

Restrictive Covenants	Our NEOs must adhere to restrictive covenants upon separation from Owens Corning, including non-compete, non-solicitation, and non-disclosure obligations.
No Excise Tax Gross-Ups	Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.
Review of Compensation Peer Group

Our compensation peer group is reviewed regularly by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

Review of Committee Charter	The Committee reviews its charter annually to consider the incorporation of best-in-class governance practices.
Shareholder Outreach	We regularly solicit feedback from our shareholders on our executive compensation programs and corporate governance, and in corporate such feedback into our compensation structure going forward.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

By the Compensation Committee:

Edward F. Lonergan, Chair

Eduardo E. Cordeiro

Alfred E. Festa

John D. Williams

NAMED EXECUTIVE OFFICER COMPENSATION

2021 SUMMARY COMPENSATION TABLE

The following tables provide information on total compensation paid to the Chief Executive Officer, the Chief Financial Officer and the named executive officers.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	NON- EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)

(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)

Brian D. Chambers	2021	1,183,334	—	5,660,783	2,812,500	—	125,526	9,782,143

Chair and CEO	2020	1,089,167	—	4,766,534	1,615,625	—	78,463	7,549,789

	2019	918,333	—	4,385,152	698,836	—	84,008	6,086,329

Kenneth S. Parks	2021	700,008	—	1,900,853	951,563	—	37,487	3,589,911

Executive Vice President,	2020	220,078	—	2,184,021	177,384	—	39,732	2,621,215
CFO

Gina A. Beredo (5)	2021	280,303	100,000	2,030,165	375,679	—	21,531	2,807,678

Executive Vice President,

General Counsel and Corporate Secretary

Daniel T. Smith	2021	598,334	—	1,127,979	815,625	—	61,478	2,603,415

Executive Vice President,	2020	588,333	—	1,101,340	486,750	—	56,554	2,232,977

Chief Growth Officer	2019	577,500	—	1,166,815	276,080	—	83,244	2,103,639

Marcio A. Sandri	2021	573,334	—	1,127,979	815,625	1,000	58,035	2,575,973

President, Composites	2020	536,667	—	1,005,760	465,750	—	47,040	2,055,217

	2019	516,667	—	952,515	274,950	—	60,649	1,804,781

(1)

The amounts reflected in this column for 2021 relate to restricted stock units and equity-based performance share units granted under the Owens Corning 2019 Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock awards made during the year. Performance share units granted during 2021 are reflected in the column at the full fair value based on the probable outcome of the performance criteria for the award on the grant date. The grant date values of the performance share units at the maximum possible payout are as follows: Mr. Chambers: $6,916,191, Mr. Parks: $2,322,411, Mr. Smith: $1,378,134, Mr. Sandri: $1,378,134, Ms. Beredo: $1,060,315. See Note 16 to the Consolidated Financial Statements included in our 2021 Annual Report for a discussion of the relevant assumptions made in such valuations. For further information on the 2021 awards, including the maximum potential payout based on the attainment of maximum funding, see the 2021 Grants of Plan-Based Awards table below.

(2)	The amounts reflected in this column for 2021 reflect payouts under the 2021 CIP to each NEO paid in 2022.
(3)

The amounts reflected in this column for 2021 consist of the increase in actuarial value of each NEO’s pension benefits in 2021. The total accrued pension value is reflected in the 2021 Pension Benefits table below. No above-market or preferential earnings on non-qualified deferred compensation are reported in this column.

(4)

For 2021, the amounts shown for Mr. Chambers, Mr. Smith, and, Mr. Sandri, represent contributions made by the Company to the qualified savings plan and nonqualified deferred compensation plan. The amount shown for Mr. Parks represents contributions made by the Company to the qualified savings plan and tax gross-ups related to a third-party relocation services, both which are available to all salaried employees. The amount shown for Ms. Beredo represents contributions made by the Company to the qualified savings plan.

(5)	Ms. Beredo’s cash bonus and stock awards are reflective of the additional compensation she was granted at the time of her appointment.

The following table provides more detail behind the 2021 amounts reported in column (i) above:

NAME	QUALIFIED SAVINGS PLAN COMPANY CONTRIBUTION ($)	NONQUALIFIED DEFERRED COMPENSATION PLAN COMPANY CONTRIBUTION ($)	TAX GROSS-UP FOR RELOCATION SERVICES ($)	TOTAL: ALL OTHER COMPENSATION ($)

Brian D. Chambers	23,200	102,326	—	125,526

Kenneth S. Parks	23,200	—	14,287	37,487

Gina A. Beredo	21,531	—	—	21,531

Daniel T. Smith	23,200	38,278	—	61,478

Marcio A. Sandri	23,200	34,835	—	58,035

2021 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding threshold, target, and maximum award levels or full grant amounts under various compensation and incentive plans applicable to the NEOs. The narrative that follows describes such programs as reflected in the table. Actual payouts for the 2021 CIP are reflected in column (g) of the 2021 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables.

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Brian D. Chambers	2021 CIP (1)	562,500	1,500,000	3,000,000	—	—	—	—	—
	2021 RSU (2)	—	—	—	—	—	—	27,100	2,202,688
	2021 ROC PSU (3)	—	—	—	6,775	13,550	27,100	—	1,057,035
	2021 TSR PSU (3)	—	—	—	—	13,550	27,100	—	1,344,025
	2021 FCFC PSU (3)	—	—	—	6,775	13,550	27,100	—	1,057,035
Kenneth S. Parks	2021 CIP (1)	196,875	525,000	1,050,000	—	—	—	—	—
	2021 RSU (2)	—	—	—	—	—	—	9,100	739,648
	2021 ROC PSU (3)	—	—	—	2,275	4,550	9,100	—	354,945
	2021 TSR PSU (3)	—	—	—	—	4,550	9,100	—	451,315
	2021 FCFC PSU (3)	—	—	—	2,275	4,550	9,100	—	354,945
Gina A. Beredo	2021 CIP (1) (5)	79,369	211,650	423,300	—	—	—	—	—
	2021 RSU (4)	—	—	—	—	—	—	14,670	1,500,008
	2021 ROC PSU (4)	—	—	—	815	1,630	3,260	—	161,272
	2021 TSR PSU (4)	—	—	—	—	1,630	3,260	—	207,613
	2021 FCFC PSU (4)	—	—	—	815	1,630	3,260	—	161,272
Daniel T. Smith	2021 CIP (1)	168,750	450,000	900,000	—	—	—	—	—
	2021 RSU (2)	—	—	—	—	—	—	5,400	438,912
	2021 ROC PSU (3)	—	—	—	1,350	2,700	5,400	—	210,627
	2021 TSR PSU (3)	—	—	—	—	2,700	5,400	—	267,813
	2021 FCFC PSU (3)	—	—	—	1,350	2,700	5,400	—	210,627
Marcio A. Sandri	2021 CIP (1)	163,125	435,000	870,000	—	—	—	—	—
	2021 RSU (2)	—	—	—	—	—	—	5,400	438,912
	2021 ROC PSU (3)	—	—	—	1,350	2,700	5,400	—	210,627
	2021 TSR PSU (3)	—	—	—	—	2,700	5,400	—	267,813
	2021 FCFC PSU (3)	—	—	—	1,350	2,700	5,400	—	210,627

(1)

Reflects the NEO’s annual incentive opportunity under the CIP for the annual performance period commencing in 2021. Actual amounts paid out under the 2021 CIP are reflected in column (g) of the 2021 Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. The CIP provides no payout below threshold funding. Incentive payments are made only where plans fund at or above threshold.

(2)	Reflects the restricted stock units award granted to each NEO on February 3, 2021, which generally vests 25% per year over four years.
(3)

Reflects the long-term incentive opportunity granted to the NEO under the 2019 Owens Corning Stock Plan for the performance period commencing in 2021. Performance share units (PSU) were granted on February 3, 2021 and will generally vest at the end of the three-year performance period depending on performance results. Funding and individual award amounts are determined as described in the narrative to these tables and the Compensation Discussion and Analysis above. ROC PSU awards provide a 50% payout at threshold performance and no payout below threshold performance. TSR PSU awards provide no payout at or below threshold funding. FCFC PSU awards provide a 50% payout at threshold performance. Shares are distributed only where the plan funds above threshold. The value of PSUs reflected in column (j) is the fair value based on the probable outcome of the performance criteria for the award on the grant date. See Note 16 to the Consolidated Financial Statements included in our 2021 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations.

(4)	Reflects the appointment grants awarded to Ms. Beredo on June 9, 2021, each with three-year cliff vesting.
(5)	Reflects Ms. Beredo’s prorated CIP based on date of hire on June 9, 2021.

NARRATIVE TO 2021 SUMMARY COMPENSATION TABLE AND 2021 GRANTS OF PLAN-BASED AWARDS TABLE

Base Salary, Severance and Certain Other Arrangements

During 2021, each of the NEOs participated in the Company’s compensation and benefits programs for salaried employees as described here and reflected in the tables and accompanying footnotes. Each NEO receives an annual base salary as reflected in the 2021 Summary Compensation Table above. The amount of such base salary as a component of the total compensation is established and reviewed each year by the Compensation Committee, and is described above in the Compensation Discussion and Analysis. Severance arrangements with each of the NEOs are as described below in the Potential Payments Upon Termination or Change-In-Control section.

Annual Corporate Incentive Plan

Owens Corning maintains the CIP, in which all salaried employees participate, with specific Company performance criteria adopted annually. Each of the NEOs is eligible to receive annual cash incentive awards based on their individual performance and corporate performance against annual performance goals set by the Compensation Committee. Under the CIP for the 2021 annual performance period, the funding measures set by the Compensation Committee were based on consolidated adjusted EBIT and EBIT for the Composites, Insulation, and Roofing businesses respectively. Cash awards paid to the NEOs under the CIP for the 2021 performance period are reflected in column (g) of the 2021 Summary Compensation Table above and the range of award opportunities under the 2021 CIP is reflected in the 2021 Grants of Plan-Based Awards Table above.

Long-Term Incentive Program

Owens Corning maintains a long-term incentive plan applicable to certain salaried employees as selected by the Compensation Committee, including each of the NEOs. The plan is designed to align participant compensation with the attainment of certain longer-term business goals established by the Compensation Committee.

In 2019, the Company’s shareholders approved the Owens Corning 2019 Stock Plan, which replaced the Owens Corning 2016 Stock Plan. In this Proxy Statement, we refer to the stock plan in place at the relevant time as the “Stock Plan.” The Stock Plan provides for participation by employees, management, and directors and authorizes grants of stock options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, bonus stock awards, performance share awards, and performance share units. The 2019 Stock Plan document was filed with the SEC in connection with the 2019 Proxy Statement.

The long-term incentive plan utilizes PSUs with three-year performance cycles, adopted annually, with payouts under the program dependent upon corporate performance against performance goals set by the Compensation Committee for each cycle. The January 1, 2019 through December 31, 2021 cycle vested on December 31, 2021 and is therefore included in the Options Exercised and Stock Vested table. The remaining outstanding three-year cycles as of December 31, 2021 include: January 1, 2020 through December 31, 2022 and January 1, 2021 through December 31, 2023. Estimated future payouts of awards under the 2021-2023 cycle are reflected in the 2021 Grants of Plan-Based Awards Table above.

The award shown in the 2021 Grants of Plan-Based Awards Table represents the NEO’s opportunity to earn the amount shown in the “maximum” column of the table if the maximum performance goal established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event the maximum performance goal is not attained, then the NEOs may earn the amounts shown in the “target” column if the target level of performance is attained, or amounts below the “target” level if lower level of performance is attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels.

For the performance period commencing in 2021, the long-term incentive plan provides an award under the Owens Corning Stock Plan in four separate components: (1) Restricted Stock Unit awards granted under the long-term incentive plan generally vest and restrictions lapse 25% per year over four years, based on continued employment during the vesting period; (2) Return on Capital (“ROC”) PSUs awards granted under the long-term incentive plan generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established performance criteria; (3) Relative Total Shareholder Return (“TSR”) PSUs awards granted under the long-term incentive plan generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established relative TSR performance criteria; and (4) Free Cash Flow Conversion (“FCFC”) PSUs awards granted under the long-term incentive plan generally vest at the end of the three-year performance period, and are settled in shares based on the performance of the Company against pre-established performance criteria.

CEO PAY RATIO

The SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the Chief Executive Officer. The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the permitted methodology described below, pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K:

We do not believe there has been a change in our employee population or in our employee compensation arrangements that would result in a significant change to our CEO pay ratio disclosure. As a result, and consistent with applicable SEC rules, we have used the same median employee for the 2021 CEO pay ratio as we did for the 2019 and 2020 CEO pay ratio. The following disclosure includes the process used to identify the median employee and the assumptions used to calculation the ratio.

PROCESS	ASSUMPTIONS	2021 TOTAL COMPENSATION

1)  As of October 1, 2019, we employed 19,898 full and part-time active employees (excluding our CEO) at our parent company and consolidated subsidiaries (“Global Population”).

2)  We excluded 842 non-U.S. employees (or 4.2% of the Global Population) from the Global Population in accordance with SEC rules*.

3)  After these exclusions, our adjusted Global Population was 19,056 employees.

4)  For each employee who was included in our adjusted Global Population, we determined the employee’s total cash compensation (base salary, overtime, guaranteed compensation and bonus compensation) from our payroll system for the 12-month period ended on September 30, 2019.

5)  Based on each employee’s total cash compensation, we then identified the median employee from our adjusted Global Population.

1)  Each non-U.S. employee’s total cash compensation was converted from local currency to U.S. dollars using the closing spot foreign exchange rate on September 30, 2019.

2)  The annual total compensation for our CEO represents the amount reported for our CEO for 2021 in the “Total” column (column (j)) of our 2021 Summary Compensation Table of this Proxy Statement.

3)  The annual total compensation for our median employee represents the amount of such employee’s compensation for 2021 that would have been reported in the 2021 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for 2021.

The annual total compensation of our CEO was: $9,782,143.

Median of the annual total compensation of all employees (except the CEO): $64,753.

Based on the above information, for 2021 the ratio of the median of the annual total compensation of all employees to the annual total compensation of the CEO was approximately 1 to 151. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

*

Breakdown of our total Global Population as of October 1, 2019: USA (8,520 employees), non-U.S. (11,378 employees). Countries (number of employees) excluded were as follows: Austria (3), Belarus (5), Czech Republic (248), Denmark (8), Estonia (10), Germany (96), Hong Kong (2), Japan (20), Latvia (9), Netherlands (172), Norway (9), Singapore (45), Slovakia (2), Spain (83), Switzerland (17), United Arab Emirates (1), and United Kingdom (112).

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards for each NEO that were outstanding at the end of 2021.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END TABLE

	OPTION AWARDS				STOCK AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(3)

Brian D. Chambers	—	—	—	—	63,322	5,730,641	132,500	11,991,250

	7,600	—	42.16	2/6/2023	—	—	—	—

	9,100	—	37.65	2/5/2024	—	—	—	—

Kenneth S. Parks	—	—	—	—	24,561	2,222,771	18,200	1,647,100

	—	—	—	—	—	—	—	—

Gina A. Beredo	—	—	—	—	14,670	1,327,635	6,520	590,060

	—	—	—	—	—	—	—	—

Daniel T. Smith	—	—	—	—	15,013	1,358,677	28,950	2,619,975

	—	—	—	—	—	—	—	—

Marcio A. Sandri	—	—	—	—	13,303	1,203,922	27,300	2,470,650

	7,200	—	42.16	2/6/2023	—	—	—	—

	8,000	—	37.65	2/5/2024	—	—	—	—

(1)	Vested options expire on the tenth anniversary of the grant date.
(2)

Restricted Stock and Restricted Stock Units granted on January 31, 2018; February 6, 2019, and February 5, 2020, and February 3, 2021, generally vests 25% per year over four years. The share amounts include the appointment grant for Mr. Parks on September 8, 2020 and the appointment grant for Ms. Beredo on June 9, 2021. Unless otherwise noted all appointment and retention grants made use of 3-year cliff vesting.

(3)	Market value reflects the closing price of the Company’s common stock as of the last trading day of 2021 of $90.50.
(4)

Reflects unvested stock-settled PSUs under the long-term incentive plan; ROC and FCFC are included at maximum funding due to current performance expectations above target funding. TSR is shown at 0% due to funding levels falling below the 25th percentile as of December 31, 2021 and therefore not meeting threshold requirements.

2021 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the required information on NEO stock awards that vested and stock options that were exercised during 2021.

	OPTION AWARDS		STOCK AWARDS

NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (2)

Brian D. Chambers	—	—	35,558	6,286,187
Kenneth S. Parks	—	—	—	—
Gina A. Beredo	—	—	—	—
Daniel T. Smith	3,775	207,512	11,002	1,300,856
Marcio A. Sandri	8,400	477,612	4,931	1,210,209

(1)

Represents the pre-tax value realized on options that were exercised during the fiscal year, computed by multiplying the number of shares acquired upon exercise by the difference between the option’s strike price and the fair market value of Owens Corning common stock at the time of exercise.

(2)

Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Owens Corning common stock on the vesting date.

(3)

Mr. Sandri elected to defer 6,638 shares from the stock awards that vested during the fiscal year. He elected to receive these shares as a lump sum following termination, subject to the requirements of 409A of the Internal Revenue Code.

2021 PENSION BENEFITS TABLE

The following table sets forth the required information regarding pension benefits, as applicable, for the NEOs for 2021.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($) (1)	PAYMENTS DURING LAST FISCAL YEAR ($)

Brian D. Chambers	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—
Kenneth S. Parks	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—
Gina A. Beredo	Qualified Plan (2)	—	—	—
	Top-Hat Plan (3)	—	—	—
	Total		—	—
Daniel T. Smith	Qualified Plan (2)	0.30	5,000	—
	Top-Hat Plan (3)	—	—	—
	Total		5,000	—
Marcio A. Sandri	Qualified Plan (2)	9.42	20,000	—
	Top-Hat Plan (3)	9.42	5,000	—
	Total		25,000	—

(1)	These values are calculated in accordance with requirements of the Accounting Standards Codification No. 715.
(2)	Refers to benefits under the Company’s Cash Balance Plan or, if greater, under the Owens Corning Salaried Employees’ Retirement Plan maintained prior to 1996, as discussed below.
(3)	Refers to benefits under the Company’s non-qualified Supplemental Plan.

Owens Corning maintains a tax-qualified noncontributory defined benefit cash balance pension plan (the “Cash Balance Plan”) covering certain salaried and hourly employees in the United States, including certain NEOs. The Cash Balance Plan was adopted by Owens Corning in replacement of the qualified Salaried Employees’ Retirement Plan maintained prior to 1996, which we refer to as the “Prior Plan.” The Prior Plan provided retirement benefits primarily on the basis of age at retirement, years of service, and average earnings from the highest three consecutive years of service. Under the Cash Balance Plan, for each year prior to January 1, 2010, eligible employees generally earned a benefit of 4% of such employee’s covered pay. This was referred to under the Cash Balance Plan as a “Pay Credit.” Covered pay was defined generally as base pay and certain annual incentive compensation amounts payable during the year. Effective January 1, 2010, the Cash Balance Plan was amended to eliminate Pay Credit accruals and was closed to new participation. Accrued benefits continue to earn monthly interest based on the average interest rate for five-year United States treasury securities. Employees with an accrued benefit under the Cash Balance Plan vest in that benefit once they have completed three years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

As the Company transitioned from the Prior Plan to the current Cash Balance Plan, participating employees who were at least age 40 with 10 years of service as of December 31, 1995 became entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan.

Each participating NEO would have been entitled to payment of their vested accrued benefit under the tax-qualified plan in the event of a termination occurring on December 31, 2021, valued as a lump-sum payable as of that date as follows: Mr. Smith, $5,774, and Mr. Sandri $22,777. Mr. Chambers, Mr. Parks, and Ms. Beredo do not participate in the Cash Balance Plan.

In addition to the tax-qualified pension plan, Owens Corning maintains supplemental pension benefits, including the Executive Supplemental Plan that pays eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified pension plan and those benefits that would have been payable except for limitations imposed by the Internal Revenue Code. The Executive Supplemental Plan was amended to eliminate future accruals and was closed to new participation effective January 1, 2010. Some NEOs participate in both the tax-qualified pension plan and the Executive Supplemental Plan.

Each eligible NEO would have been entitled to payment of their vested accrued benefit under the Executive Supplemental Plan in the event of a termination occurring on December 31, 2021, valued as a lump-sum payable as of that date as follows: Mr. Sandri, $5,874. Mr. Chambers, Mr. Parks, Mr. Smith, and Ms. Beredo do not participate in the Executive Supplemental Plan.

NONQUALIFIED DEFERRED COMPENSATION

The Company has established an unfunded Deferred Compensation Plan under which eligible employees, including the NEOs, are permitted to defer some or all of their cash incentive compensation and up to 100% of their base salary. NEOs may defer compensation until their separation from the Company, or may designate a set deferral period between two and 10 years. They may elect to take their distribution as a lump sum, five annual installments, 10 annual installments, or a set dollar amount.

In 2021, Owens Corning provided Company contributions to the accounts of eligible employees, including several of the NEOs, to restore Company contributions and matching contributions that were limited in the 401(k) Plan by the IRS. These contributions are deferred until separation, and NEOs may elect to defer payments for an additional two to 10 years after separation. They may elect to take their distribution as a lump sum, five annual installments, 10 annual installments, or a set dollar amount.

NEOs may choose among mutual funds offered in the 401(k) Plan, as well as Owens Corning stock, for hypothetical investment of their account. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or the value of Owens Corning stock. This plan is unfunded and unsecured, and all investments are hypothetical.

In addition, under the 2019 Stock Plan, eligible employees, including the NEOs, are permitted to defer some or all of their stock-based compensation beyond vesting. NEOs may defer RSUs and PSUs until their separation from the Company, or may designate a set deferral period between two and 10 years. They may elect to take their distribution as a lump sum, five installments, or 10 annual installments. Deferred RSUs and PSUs are not matched by the Company and are settled in shares of Owens Corning stock.

2021 NONQUALIFIED DEFERRED COMPENSATION TABLE

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(1)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(3)
Brian D. Chambers (4)	136,000	102,326	32,090	—	926,505
Kenneth S. Parks	—	—	—	—	—
Gina A. Beredo (5)	5,000	—	197	—	5,197
Daniel T. Smith (6)	73,013	38,278	423,535	—	3,005,267
Marcio A. Sandri (7)	623,454	34,835	212,717	—	2,091,487

(1)

This amount reflects the unfunded Company contribution to each account, to restore 401(k) Plan Company contributions and matching contributions that are limited by the IRS; this amount is included in “All Other Compensation” in the 2021 Summary Compensation Table.

(2)	The amounts do not reflect above-market or preferential earnings and are therefore not reported in the 2021 Summary Compensation Table.
(3)

The aggregate balance includes the following amounts that were reported in Summary Compensation Tables for each NEO in previous years: Mr. Chambers: $517,984; Mr. Smith: $707,579; and Mr. Sandri: $365,482. The aggregate earnings in the last fiscal year and aggregate balance at year end include deferrals of stock-based compensation, including stock-based deferrals made prior to becoming an NEO.

(4)	The amount in the first column reflects the deferral of a portion of Mr. Chambers’ 2021 base salary, which is reflected as “Salary” in the 2021 Summary Compensation Table.
(5)	The amount in the first column reflects the deferral of a portion of Ms. Beredo’s 2021 base salary, which is reflected as “Salary” in the 2021 Summary Compensation Table.
(6)

The amount in the first column reflects the deferral of a portion of Mr. Smith’s 2021 base salary, which is reflected as “Salary” in the 2021 Summary Compensation Table and 2020 CIP paid in 2021, which is reflected in “Non-Equity Incentive Plan Compensation” in the 2021 Summary Compensation Table.

(7)

The amount in the first column reflects the deferral of a portion of Mr. Sandri’s 2021 base salary, which is reflected as “Salary” in the 2021 Summary Compensation Table, and the deferral of a portion of RSUs that vested in 2021, which are reflected in the 2021 Option Exercises and Stock Vested Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into certain agreements and maintains certain plans under which the Company would provide compensation to NEOs in the event of a termination of employment or a change-in-control of the Company. The payment and benefit levels disclosed in the table below are determined under the various triggering events pursuant to these agreements that both define what constitutes the triggering event and provides those payments that would be due upon the occurrence of such events.

Severance agreements have been executed with and are in effect for Messrs. Chambers, Parks, Smith, Sandri and Ms. Beredo that provide, under certain termination scenarios as reflected in the table below, for the payment of an amount equal to two times base salary and annual incentive compensation amounts plus continuation of health insurance coverage for a maximum period of one year. The severance agreements provide for payments upon a change-in-control only if the individual is also terminated for reasons other than cause in connection with the change-in-control. Payments under the severance agreements are made in cash and are paid in the same manner as the regular payroll payments over a 24-month period. Health care coverage provided under the severance agreements is provided in-kind.

The CIP and the PSU awards each contain provisions that require continued employment during the performance period in order to be eligible to receive a payout under the plans, absent a change-in-control. However, for death or disability which occurs during the performance period, the NEO may receive an award for that performance period; and in the case of a qualified retirement which occurs within the performance period the NEO may receive a pro-rated award for that performance period. CIP payments are made in one-time, lump-sum payments of cash following the performance period.

The Stock Plan provides, under certain circumstances as described above, for acceleration of vesting of restricted stock, restricted stock units, performance share units, and option awards. Accelerated vesting of outstanding restricted stock, restricted stock units, performance share units, and option awards may only occur upon death, disability, or a change-in-control. In the case of a qualified retirement, certain RSU shares will continue to vest as if the NEO were still employed. In addition, prior stock option grants provide for two years to exercise the award, but no later than original expiration, in the event of retirement.

The NEOs are entitled, upon or following their termination, to their accrued benefits under the Executive Supplemental Plan and their Company contributions to the Deferred Compensation plan, according to their disbursement election. NEOs would also be entitled to the normal vested pension benefits and other vested benefits which are generally available to all salaried employees who terminate employment with the Company under various circumstances.

Upon the occurrence of any triggering event, the payment and benefit levels would be determined under the terms of the agreement. The specific definitions of the triggering events are set forth in detail in the agreements which have been filed as exhibits to prior disclosures. In addition, severance payments are paid contingent upon confidentiality, a mutual release, and an agreement not to compete. Each of the retirement payments of vested accrued benefits or deferred compensation payments that would have occurred upon a termination event described herein are set forth in the narrative to the 2021 Pension Benefits Table and 2021 Non-Qualified Deferred Compensation Table above.

PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

(assumes termination or change-in-control as of December 31, 2021)

($ in thousands)

EVENT AND AMOUNTS	BRIAN D. CHAMBERS	KENNETH S. PARKS	GINA A. BEREDO	DANIEL T. SMITH	MARCIO A. SANDRI

Voluntary Termination

No other payments due	—	—	—	—	—

Retirement

No other payments due	—	—	—	—	—

Involuntary Termination for Cause

No other payments due	—	—	—	—	—

Involuntary Not-For-Cause Termination

CIP	2,625	919	370	788	761

Restricted Stock Awards (2)	—	—	—	—	—

Performance Share Units (3)	—	—	—	—	—

Cash Severance	5,400	2,450	1,750	2,100	2,030

Health Care Continuation (1)	19	19	19	13	19

Outplacement Services (1)	21	21	21	21	21

Termination Upon a Change-in-Control

CIP	2,625	919	370	788	761

Restricted Stock Awards (2)	5,731	2,223	1,328	1,359	1,204

Performance Share Units (3)	17,819	5,269	885	3,887	3,674

Cash Severance	5,400	2,450	1,750	2,100	2,030

Health Care Continuation (1)	19	19	19	13	19

Outplacement Services (1)	21	21	21	21	21

Change-in-Control with No Termination

Restricted Stock Awards (2)	5,731	2,223	1,328	1,359	1,204

Performance Share Units (3)	17,819	5,269	885	3,887	3,674

Pre-Retirement Death

CIP	2,625	919	370	788	761

Restricted Stock Awards (2)	5,731	2,223	1,328	1,359	1,204

(1)

Where eligible for such benefits, the amount includes both health care continuation coverage and/or outplacement services. The value of health care continuation is based on the Company’s net plan cost and the coverage category in which the executive is enrolled; this value assumes that the executive continues to pay the employee portion of the premium. The value of outplacement services assumes the maximum services available under the severance agreement. As a practical matter the actual value of such services is typically substantially less than the maximum.

(2)

For restricted stock and restricted stock unit awards, vesting is generally incremental over a four-year period and any non-vested portion is forfeited upon termination for reasons other than death, disability, or qualified retirements. For the 2019 and 2020 RSU grants, as of December 31, 2021, Messrs. Chambers, Smith, and Sandri are eligible for continued vesting upon a qualified retirement. Vesting on these stock awards and appointment/retention awards is otherwise only accelerated in the case of death, disability, or change-in-control. The amounts reflected in the table are calculated based on the closing stock price as of December 31, 2021 of $90.50.

(3)

Performance Share Unit awards are not forfeited upon death or disability, but would vest in full as of the date of death or disability and payout would be determined consistent with performance only at the end of the performance period. The value of awards at the end of the performance period is uncertain and would reflect the performance against the established performance targets. For involuntary termination, voluntary termination, or for termination for cause occurring before vesting, these awards would be forfeited. For the 2020 PSU grants as of December 31, 2021, Messrs. Chambers, Smith, and Sandri are eligible for pro-rata vesting upon a qualified retirement. Payout of Performance Share Unit awards is otherwise only accelerated in the case of a change-in-control. For this table it is assumed that Performance Share Units would pay out at maximum for a change-in-control, and disclosure is calculated based on the closing stock price as of December 31, 2021.

2021 NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth the compensation for 2021 of the non-management members of the Board. Employee directors do not receive additional compensation for such service. The narrative that follows the table describes the compensation programs applicable to the non-management directors during 2021.

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	TOTAL ($)

Eduardo E. Cordeiro	103,000	154,492	257,492

Adrienne D. Elsner	50,000	199,959	249,959

Brian J. Ferguson (3)	—	72,796	72,796

Alfred E. Festa	—	250,068	250,068

Ralph F. Hake (3)	29,121	43,716	72,837

Edward F. Lonergan	—	264,977	264,977

Maryann T. Mannen	108,000	161,988	269,988

Paul E. Martin	90,833	136,144	226,977

W. Howard Morris	100,000	149,946	249,946

Suzanne P. Nimocks	111,000	166,515	277,515

John D. Williams	108,000	161,903	269,903

(1)	Includes the cash amount of the annual retainers for service on the Board and in certain Board leadership positions for 2021.
(2)

The amounts shown in this column relate to stock granted as the equity component of the directors’ retainers under the Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock granted during 2021.

(3)	Messrs. Ferguson and Hake retired from the Board in 2021.

NON-EMPLOYEE DIRECTOR COMPENSATION

We have designed our Non-Employee Director Compensation program to: (1) align directors’ interests with the long-term interests of our shareholders; (2) attract and retain outstanding director candidates with diverse backgrounds and experiences; and (3) recognize the substantial time commitment required to serve as an Owens Corning director. At least every two years, the Compensation Committee reviews the Company’s director compensation program to determine whether it remains consistent with these objectives as well market median positioning. When making its recommendations, the Compensation Committee considers director compensation levels at the same group of companies used to benchmark the NEOs’ compensation, and takes advice from and reviews data compiled by Consultant. See “Competitive Positioning” on page 32.

During 2021, the Company compensated each non-management director pursuant to a standard annual retainer arrangement that does not involve the payment of meeting fees. This arrangement provides for an annual retainer and annual chair retainer as approved by the Compensation Committee. Each non-management director received an annual Board retainer of $250,000. The Chair of Compensation, Governance and Finance Committees received an additional annual retainer of $15,000, prorated if only part of the year was served in the Chair position. The Chair of the Audit Committee received an additional annual retainer of $20,000, and the Lead Independent Director received an additional annual retainer in the amount of $25,000. All retainers were paid in a combination of stock and cash based on the director’s election (subject to a minimum 60% stock requirement). Stock compensation for annual retainers may be deferred beyond the distribution date pursuant to a written election executed prior to the start of the year. The annual retainers are otherwise paid on a quarterly basis. Non-management directors receive no perquisites.

Our stock ownership guidelines currently provide that each non-management director must own stock with a value of five times the maximum cash retainer. As of the date of this Proxy Statement, all non-management directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines.

Owens Corning maintains a Deferred Compensation Plan, under which non-management directors have been permitted to defer some or all of their cash compensation. Such deferred cash compensation will be credited to an individual account and will accrue gains or losses under notional investment funds available under the plan and as selected by the director (the available fund options include a fund indexed to Company common stock). The Company does not match or make any additional deferred compensation contributions for directors.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding Owens Corning’s equity compensation plans as of December 31, 2021, is as follows:

	(a)	(b)	(c)

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))

Equity compensation plans approved by security holders (1)	55,900	$39.34	3,100,942

Equity compensation plans not approved by security holders	—	—	—

TOTAL	55,900	$39.34	3,100,942

(1)

Relates to the Owens Corning 2019 Stock Plan, which authorizes the grant of stock options, stock appreciation rights, restricted stock units, bonus stock awards, and performance share awards. Because this amount covers performance awards, it may overstate actual dilution.

(2)	Restricted stock units and performance share units are not taken into account in the weighted-average exercise price as such awards have no exercise price.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2022, subject to ratification by our shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and available to respond to questions. They also have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022. Although ratification is not required by our Bylaws or otherwise, the Board has submitted the selection of PricewaterhouseCoopers LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

PROPOSAL 3

APPROVAL, ON AN ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives shareholders the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers by voting for or against the resolution below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Consistent with the preference expressed by our shareholders, the Company will hold this advisory vote on an annual basis (the next vote is anticipated to be held at the 2023 Annual Meeting) until the next non-binding vote on the frequency with which advisory votes to approve named executive officer compensation should be held.

In considering your vote, we encourage you to review the Compensation Discussion and Analysis section and the compensation tables and narratives in this Proxy Statement. The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of shareholders.

•

Compensation opportunities are generally competitive with market median practices. Actual compensation levels may exceed target levels to the extent Company and individual performance exceeds target level performance. In the event performance is below targeted levels, actual pay levels may be below target levels.

•	A significant majority of total compensation is performance-based.

•

Executives are appropriately focused on achieving annual financial and operational goals through the Company’s annual Corporate Incentive Plan and on maximizing shareholder value over the long term, through grants of restricted stock units and performance share units.

Accordingly, the Company is asking shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narratives and any related disclosure in the Proxy Statement.”

While our Board of Directors and Compensation Committee intend to consider carefully the shareholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

The affirmative vote of a majority of the votes that could be cast by the holders of all stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote FOR approval,

on an advisory basis, of the compensation of our named executive officers.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2022 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at Attn: Corporate Secretary, One Owens Corning Parkway, Toledo, Ohio 43659 by November 10, 2022. However, in the event that we hold our 2023 Annual Meeting of Shareholders more than 30 days before or 30 days after the one-year anniversary date of the 2022 Annual Meeting, we will disclose the new deadline by which shareholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform shareholders. The proposal should be sent to the attention of the Secretary of the Company.

Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that for nominations of director nominees and/or another item of business to be properly brought before an Annual Meeting of Shareholders, a shareholder must give timely notice of such nomination or other item of business, as well as any other information required by our Bylaws in writing to the Secretary of the Company at our principal executive offices and such other item of business must otherwise be a proper matter for shareholder action. If you are a shareholder and desire to introduce a nomination or propose an item of business at our 2023 Annual Meeting of Shareholders, you must deliver the notice of your intention to do so:

•

not earlier than December 15, 2022 and not later than January 14, 2023 if the date of the 2023 Annual Meeting is held within 30 days before or 60 days after the first anniversary of this year’s Annual Meeting;

•

not earlier than the 120th day prior to the date of the 2022 Annual Meeting and not later than the later of the 90th day prior to the date of the 2023 Annual Meeting and the 10th day following the day on which a public announcement of the date of the 2023 Annual Meeting is first made by the Company if the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this year’s Annual Meeting; or

•

in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by January 4, 2023 only with respect to nominees for any new positions created by such increase, not later than the 10th day following the day on which such public announcement is made by the Company.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the 1st anniversary of this year’s Annual Meeting. If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from the 1st anniversary of this year’s Annual Meeting, the notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 Annual Meeting is first made. Accordingly for the 2023 Annual Meeting, you must deliver such notice no later than February 13, 2023.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials relating to the meeting will use their discretion in voting at the meeting.

The Board is not aware of any matters that are expected to come before the 2022 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named as proxies intend to vote the proxies in accordance with their best judgment.

The Chair of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, your vote is important. Please vote on the internet, by telephone, or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of Owens Corning on behalf of the Company of proxies to be voted at the 2022 Annual Meeting and at any adjournment or postponement thereof. On or about March 10, 2022, we began distributing these proxy materials to shareholders.

WHO IS ENTITLED TO VOTE?

Holders of Owens Corning common stock at the close of business on February 17, 2022, the record date for the Annual Meeting, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 99,068,126 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. All shareholders of record or their authorized representatives may vote at the Annual Meeting.

HOW DO I VOTE?

You may vote using one of the following methods:

•	vote through the internet at www.proxyvote.com using the instructions included on the proxy card or voting instruction card;

•	vote by telephone using the instructions on the proxy card or voting instruction card;

•	complete and return a written proxy or voting instruction card;

•	smart QR Code; or

•	attend and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/OC2022

Your vote is important. Please vote promptly.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE INSTRUCTIONS TO MY BROKER?

If you are the beneficial owner of shares held in “street name” by a broker, the broker (as the record holder of the shares) is required to vote those shares in accordance with your instructions. If you do not provide instructions, your broker will not be able to vote your shares on “non-discretionary” proposals. The only item at the Annual Meeting that is “discretionary” is ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Accordingly, if you are a beneficial owner, your broker, or other holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the shareholder of record does not receive voting instructions from you.

WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE MY SHARES?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy, or a later-dated vote by telephone or on the internet; or

•	voting at the virtual Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

WHY ARE YOU HOLDING A VIRTUAL MEETING?

To allow us to reach the broadest number of shareholders to participate in the meeting, due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of our shareholders, employees and their families, our Annual Meeting is being held on a virtual-only basis with no physical location. We believe that we are observing best practices for virtual shareholder meetings, including by providing technical assistance, and addressing as many shareholder questions as time allows.

HOW CAN I ATTEND THE ANNUAL MEETING?

Our virtual Annual Meeting will be conducted on the internet via webcast. You will be able to participate online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/OC2022. Shareholders will be able to vote their shares electronically during the Annual Meeting.

For admission to the Annual Meeting, you must have been a shareholder at the close of business on February 17, 2022. Only shareholders who are eligible to vote at the Annual Meeting or their authorized representatives are permitted to attend. You will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time on April 14, 2022. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 8:30 a.m. Eastern Time.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

WHAT IF I HAVE TECHNICAL DIFFICULTIES ATTENDING THE ANNUAL MEETING?

Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/OC2022 beginning at 8:30 a.m. Eastern Time on April 14, 2022 through the conclusion of the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

HOW DO I ASK QUESTIONS AT THE ANNUAL MEETING?

Shareholders will have substantially the same opportunities to participate as they would have at an in-person meeting. Shareholders may submit questions prior to the Annual Meeting. All questions must be submitted no later than 11:59 p.m. Eastern Time on April 12, 2022. If you wish to submit a question prior to the Annual Meeting, you may do so by logging into www.ProxyVote.com, and selecting the “Submit Questions” option.

Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) may be answered during the Annual Meeting, subject to time constraints.

Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/OC2022.

WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE THE PROPOSALS DISCUSSED IN THIS PROXY STATEMENT?

The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present virtually or represented by proxy, is necessary to constitute a quorum.

•	Election of Directors

Your proxy will vote for each of the ten nominees unless you specifically vote against any of the nominees or abstain from voting with respect to a director’s election. Director nominees are elected to the Board at the Annual Meeting by a majority of votes cast. Pursuant to our Bylaws, majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. “Votes cast” shall include votes against a director and shall exclude abstentions and broker non-votes with respect to a director’s election. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee for the Board of Directors who would be unable to serve if elected.

•	Ratification of the Selection of PricewaterhouseCoopers LLP

Although ratification is not required by our Bylaws or otherwise, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022. The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. This proposal is considered a “discretionary” proposal and, as a result, we do not expect broker non-votes on this proposal.

•	Say on Pay

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against this proposal. Broker non-votes are not considered entitled to vote on this proposal and, as a result, broker non-votes will not have any effect on this proposal.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters should be properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

WHO WILL TABULATE THE VOTES?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. Gina A. Beredo has been appointed to serve as an alternate inspector of election in the event Broadridge is unable to serve.

WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

The Company will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, or employees in person or by telephone, electronic transmission or facsimile transmission, and such persons will not receive additional compensation for their solicitation efforts. We have hired InnisFree M&A Incorporated to assist in the distribution and solicitation of proxies for a fee of $25,000, plus reasonable expenses, for these services.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have adopted a procedure approved by the SEC called “householding.” This procedure is designed to reduce the volume of duplicate information received at your household and helps us reduce our printing and mailing costs. Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents, unless one or more of these Shareholders notifies us otherwise.

Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above. Broadridge will, upon written or oral request, promptly deliver a separate copy of the Notice of Annual Meeting and Proxy Statement and the accompanying documents to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered.

Beneficial owners can request information about householding from their brokers or other holders of record.

FORWARD LOOKING STATEMENTS

These proxy materials contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: the severity and duration of the current COVID-19 pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; levels of residential, commercial and industrial construction activity; levels of global industrial production; competitive and pricing factors; demand for our products; relationships with key customers; issues related to acquisitions, divestitures, joint ventures or expansions; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the U.S. or elsewhere; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; climate change, weather conditions and storm activity; changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, pandemics, catastrophe, theft or sabotage; availability and cost of energy, transportation, raw materials or other inputs; legal and regulatory proceedings, including litigation and environmental actions; research and development activities and intellectual property protection; issues involving implementation and protection of Information technology systems; achievement of expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; foreign exchange and commodity price fluctuations; our level of indebtedness; our liquidity and the availability and cost of credit; levels of goodwill or other indefinite-lived intangible assets; price volatility in certain wind energy markets in the U.S.; our ability to utilize net operating loss carry-forwards; loss of key employees, labor disputes or shortages; defined benefit plan funding obligations; our ability to achieve our sustainability goals; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in these proxy materials speaks as of March 10, 2022, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of these proxy materials after that date is not intended and should not be construed as updating or confirming such information.

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO, U.S.A. 43659

THE PINK PANTHERTM & 1964 -2022 Metro-Goldwyn-Mayer Studios Inc. All Rights Reserved. © 2022 Owens Corning. All Rights Reserved.

SCAN TO VIEW MATERIALS & VOTE

OWENS CORNING ONE OWENS CORNING PARKWAY TOLEDO, OH 43659

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. ET on April 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OC2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. ET on April 13, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D65247-P65093 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

OWENS CORNING
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:			For	Against	Abstain
	1a.	Brian D. Chambers		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.
	1b.	Eduardo E. Cordeiro		☐	☐	☐			For	Against	Abstain
	1c.	Adrienne D. Elsner		☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.	☐	☐	☐
	1d.	Alfred E. Festa		☐	☐	☐
	1e.	Edward F. Lonergan		☐	☐	☐	3.	To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐
	1f.	Maryann T. Mannen		☐	☐	☐
	1g.	Paul E. Martin		☐	☐	☐	NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
	1h.	W. Howard Morris		☐	☐	☐
	1i.	Suzanne P. Nimocks		☐	☐	☐
	1j.	John D. Williams		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D65248-P65093

OWENS CORNING
Annual Meeting of Shareholders
April 14, 2022, 9:00 AM ET
This proxy is solicited by the Board of Directors

As to the undersigned’s stockholdings: The undersigned hereby appoints Gina A. Beredo as proxy, with full power of substitution, to represent and vote as designated on the reverse side all the shares of Common Stock of Owens Corning held of record by the undersigned on February 17, 2022, at the Annual Meeting of Shareholders of Owens Corning to be held virtually at www.virtualshareholdermeeting.com/OC2022 on April 14, 2022, at 9:00 AM ET, or any adjournment or postponement thereof.

This proxy when properly executed and timely received prior to the meeting will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the ten nominees in proposal 1, and FOR proposals 2 and 3. Whether or not direction is made, each of the proxies is authorized to vote in his or her discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side